Exhibit 99.3

RISK FACTORS

Investing in Carisma Therapeutics Inc., or Carisma, securities involves a high degree of risk. You should carefully consider the risk factors set forth below and under “Risk Factors” in Carisma’s Annual Report on Form 10-K for the year ended December 31, 2022 as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, before deciding whether to purchase Carisma securities. The risks and uncertainties we describe below and in the documents mentioned above are not the only ones we face. Additional risks and uncertainties not presently known to us could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

Summary of Risk Factors

•	Carisma has incurred significant losses since its inception. Carisma expects to continue to incur significant expenses and operating losses for the foreseeable future and may never achieve or maintain profitability.

•	Carisma has never generated revenue from product sales and may never achieve or maintain profitability.

•	Carisma is heavily dependent on the success of its lead product candidate, CT-0508, which will require significant clinical testing before it can seek marketing approval and potentially launch commercial sales. If CT-0508 does not receive marketing approval or is not successfully commercialized, or if there is significant delay in doing so, Carisma’s business will be harmed.

•	Carisma will need substantial additional funding for its continuing operations. If Carisma is unable to raise capital when needed or on acceptable terms, it could be forced to delay, reduce or eliminate its discovery or product development programs or commercialization efforts.

•	Cell therapy is a rapidly evolving area of science, and the approach Carisma is taking to discover and develop product candidates by utilizing genetically modified macrophages is novel and may never lead to approved or marketable products.

•	Even if any of Carisma’s product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, and the market opportunity for any of its product candidates, if approved, may be smaller than it estimates.

•	Carisma relies, and expects to continue to rely, on third parties to conduct its clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, which may prevent or delay Carisma’s ability to seek or obtain marketing approval for or commercialize its product candidates or otherwise harm its business. If Carisma is not able to maintain these third-party relationships or if these arrangements are terminated, it may have to alter its development and commercialization plans and its business could be adversely affected.

•	If Carisma is unable to obtain, maintain and enforce patent protection for its technology and product candidates or if the scope of the patent protection obtained is not sufficiently broad, its competitors could develop and commercialize technology and products similar or identical to Carisma’s, and its ability to successfully develop and commercialize its technology and product candidates may be adversely affected and Carisma may not be able to compete effectively in its market.

•	The market price of Carisma’s common stock may be volatile, and the market price of Carisma’s common stock may drop following the merger of Carisma.

•	Carisma will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.

•	Once Carisma is no longer a “smaller reporting company” or otherwise no longer qualifies for applicable exemptions, Carisma will be subject to additional laws and regulations affecting public companies that will increase Carisma’s costs and the demands on management and could harm Carisma’s operating results.

•	Provisions in Carisma’s certificate of incorporation and bylaws and provisions under Delaware law could make an acquisition of Carisma, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove its management.

•	An active trading market for Carisma’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Risks Related to Carisma’s Financial Position and Need for Additional Capital

Carisma has incurred significant losses since its inception. Carisma expects to continue to incur significant expenses and operating losses for the foreseeable future and may never achieve or maintain profitability.

Since inception, Carisma has incurred significant operating losses. CTx Operations, Inc.'s (f/k/a CARISMA Therapeutics Inc.), or CTx, net losses were $40.8 million for the year ended December 31, 2021 and $28.3 million for the year ended December 31, 2020. As of September 30, 2022, CTx had $70.6 million in cash, cash equivalents and marketable securities and an accumulated deficit of $141.5 million. To date, Carisma has not yet commercialized any products or generated any revenue from product sales and has financed its operations primarily with proceeds from sales of Carisma’s preferred stock, proceeds from Carisma’s collaboration with Moderna, research tax credits and convertible debt financing. Carisma has devoted substantially all of its financial resources and efforts to pursuing discovery, research and development of its product candidates. Carisma is still in the early stages of development of its lead product candidate, CT-0508, and initiated its first clinical trial in 2021.

Carisma expects to continue to incur significant expenses and operating losses for the foreseeable future, including costs associated with operating as a public company. Carisma anticipates that its expenses will increase substantially if and as it:

•	enhances the capabilities of its CAR-M platform;

•	conducts its ongoing Phase 1 clinical trial of CT-0508;

•	prepares for, initiates and conducts a planned clinical trial utilizing CT-0508 in combination with pembrolizumab;

•	develops other CT-0508 combination studies;

•	advances CT-0508 for additional indications or any other product candidate into clinical development;

•	prepares for, initiates and conducts a planned clinical trial of CT-0525 for solid tumors that overexpress HER2;

•	prepares for, initiates and conducts a planned clinical trial of CT-1119 for advanced mesothelin-positive solid tumors;

•	prepares for, initiates and conducts a planned clinical trial of CT-0729 for prostrate-specific membrane antigen positive castrate resistant prostate cancer;

•	conducts discovery and pre-clinical testing of the development of in vivo CAR-M therapeutics for up to twelve oncology targets, as well as multiple other targets and indications;

•	conducts discovery and pre-clinical testing of its autologous cell therapy pipeline to gather information to apply to the development of off-the-shelf engineered macrophage therapeutics;

•	develops iPSC-derived iCAR-M, or iCAR-M, and other macrophage therapies;

•	develops in vivo reprogrammed LNP/mRNA CAR-M therapies for cancer;

•	develops viral vectors to effectively engineer human monocytes and macrophages, including the Vpx lentiviral vector and Carisma’s Ad5f35 vector;

•	conducts discovery and pre-clinical testing of other product candidates;

•	seeks marketing approval for CT-0508 or any other product candidate if it successfully completes clinical trials;

•	scales up its external manufacturing capabilities and capabilities to support clinical trials of CT-0508 or any other product candidates and for commercialization of any product candidate for which it may obtain marketing approval;

•	establishes a sales, marketing and distribution infrastructure to commercialize any product candidate for which it may obtain marketing approval;

•	in-licenses or acquires additional technologies or product candidates;

•	makes any payments under its existing or future strategic collaboration agreements, global exclusive rights licensing agreements or sponsored research agreements, including with Moderna, University of Pennsylvania and New York University;

•	maintains, expands, enforces and protects its intellectual property portfolio;

•	hires additional clinical, regulatory, manufacturing, quality control, development and scientific personnel; and

•	adds operational, financial and management information systems and personnel, including personnel to support its discovery, product development and planned future commercialization efforts and its operations as a public company.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, Carisma is unable to accurately predict the timing or amount of increased expenses or when, or if, it will be able to achieve or maintain profitability. Carisma’s expenses could increase beyond its expectations if, among other things:

•	Carisma is required by regulatory authorities in the United States, Europe or other jurisdictions to perform trials or studies in addition to, or different than, those that it currently expects;

•	there are any delays in establishing appropriate manufacturing arrangements for or completing the development of any of Carisma’s product candidates; or

•	there are any third-party challenges to Carisma’s intellectual property or Carisma needs to defend against any intellectual property-related claim.

Even if Carisma obtains marketing approval for and is successful in commercializing one or more of its product candidates, Carisma expects to incur substantial additional discovery and product development and other expenditures to develop and market additional product candidates or to expand the approved indications of any marketed product. Carisma may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. The size of Carisma’s future net losses will depend, in part, on the rate of future growth of its expenses and Carisma’s ability to generate revenue.

Carisma has never generated revenue from product sales and may never achieve or maintain profitability.

Carisma only recently initiated clinical development of its lead product candidate, CT-0508, and is in the pre-clinical testing stages for its other product candidates. Carisma expects that it will be a number of years, if ever, before it has a product candidate ready for commercialization. To become and remain profitable, Carisma must succeed in completing development of, obtaining marketing approval for and eventually commercializing, one or more products that generate significant revenue. The ability to achieve this success will require Carisma to be effective in a range of challenging activities, including completing clinical development of CT-0508, completing discovery, pre-clinical testing and clinical development of CT-0508 in the combination setting and for additional indications, timely filing and receiving acceptance of its Investigational New Drug applications, or INDs, in order to commence its planned or future clinical trials, including for CT-0525, CT-1119 and, CT-0729, successfully enrolling subjects in, and completing, its ongoing and planned clinical trials, scaling up its manufacturing processes and capabilities to support clinical trials of CT-0508 or of other product candidates, obtaining marketing approval for CT-0508 or any other product candidates, manufacturing, marketing and selling any products for which Carisma may obtain marketing approval and maintaining a continued acceptable safety profile of its products following approval. Carisma may never succeed in these activities and, even if it does, may never generate revenues that are significant enough to achieve profitability.

Even if Carisma does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Carisma’s failure to become and remain profitable would depress the value of its company and could impair its ability to raise capital, expand its business, maintain its discovery and product development efforts, diversify its pipeline of product candidates or even continue its operations.

Carisma is heavily dependent on the success of its lead product candidate, CT-0508, and its follow on HER2 product candidate, CT-0525, which will both require significant clinical testing before Carisma can seek marketing approval and potentially launch commercial sales. If CT-0508 or CT-0525 do not receive marketing approval or are not successfully commercialized, or if there is significant delay in doing so, Carisma’s business will be harmed.

Carisma only recently initiated its first clinical trial, has no products that are approved for commercial sale and may never be able to develop marketable products. Carisma expects that a substantial portion of its efforts and expenditures for the foreseeable future will be devoted to CT-0508 and related combination sub-studies of the synergistic potential and utility of CT-0508. Carisma’s business currently depends heavily on the successful development, marketing approval and commercialization of CT-0508 and the success of related combination sub-studies. Carisma cannot be certain that CT-0508 or any combination therapy will achieve success in ongoing or future clinical trials, receive marketing approval or be successfully commercialized. Carisma is also currently in the pre-clinical stage for another product candidate, CT-0525, which is also intended to treat solid tumors that overexpress HER2. By leveraging its discovery engine and preliminary clinical data from its Phase 1 clinical trial of CT-0508, Carisma is building upon its CAR-M platform to generate next-generation therapeutics that may increase potential efficacy and patient access.

If Carisma were required to discontinue development of CT-0508 or CT-0525, or if CT-0508 or CT-0525 do not receive marketing approval for one or more of the indications Carisma pursues, fail to achieve significant market acceptance, or fail to receive adequate reimbursement, Carisma may be delayed by many years in its ability to achieve profitability, if ever, and may not be able to generate sufficient revenue to continue its business.

Carisma will need substantial additional funding for its continuing operations. If Carisma is unable to raise capital when needed or on acceptable terms, it could be forced to delay, reduce or eliminate its discovery or product development programs or commercialization efforts.

Carisma expects to devote substantial financial resources to its ongoing and planned activities, particularly as it conducts its ongoing clinical trial of CT-0508 and pursues related combination strategies, prepares for, initiates and conducts its planned clinical trials of CT-0525, CT-1119 and CT-0729 and advances its discovery programs and continues its product development efforts. Carisma expects its expenses to increase substantially in connection with its ongoing activities, particularly as it advances its pre-clinical activities and clinical trials. In addition, if Carisma obtains marketing approval for CT-0508 or any other product candidate it is developing or develops in the future, it expects to incur significant commercialization expenses related to product manufacturing, sales, marketing and distribution. Furthermore, Carisma will incur additional costs associated with operating as a public company. Accordingly, Carisma will need to obtain substantial additional funding in connection with its continuing operations. If Carisma is unable to raise capital or obtain adequate funds when needed or on acceptable terms, it may be required to delay, limit, reduce or terminate its discovery and product development programs or any future commercialization efforts or grant rights to develop and market product candidates that it would otherwise prefer to develop and market itself. In addition, attempting to secure additional financing may divert the time and attention of Carisma management from day-to-day activities and distract from its discovery and product development efforts.

•	Carisma’s future capital requirements will depend on many factors, including:

•	the progress, costs and results of its ongoing clinical trial of CT-0508 and other planned and future clinical trials;

•	the scope, progress, costs and results of pre-clinical testing and clinical trials of CT-0508 for additional combinations, targets and indications;

•	the number of and development requirements for additional indications for CT-0508 or for any other product candidates;

•	the success of its collaborations with Moderna or others;

•	its ability to scale up its manufacturing processes and capabilities to support clinical trials of CT-0508 and other product candidates it is developing and develops in the future;

•	the costs, timing and outcome of regulatory review of CT-0508 and other product candidates it is developing and may develop in the future;

•	potential changes in the regulatory environment and enforcement rules;

•	its ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;

•	the payment of license fees and other costs of its technology license arrangements;

•	the costs and timing of future commercialization activities, including product manufacturing, sales, marketing and distribution, for CT-0508 and other product candidates it is developing and may develop in the future for which it may receive marketing approval;

•	its ability to obtain and maintain acceptance of any approved products by patients, the medical community and third-party payors;

•	the amount and timing of revenue, if any, received from commercial sales of CT-0508 and any other product candidates it is developing or develops in the future for which it receives marketing approval;

•	potential changes in pharmaceutical pricing and reimbursement infrastructure;

•	the availability of raw materials for use in production of its product candidates;

•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing its intellectual property and proprietary rights and defending any intellectual property-related claims; and

•	the extent to which it in-licenses or acquires additional technologies or product candidates.

Carisma management has concluded that there is substantial doubt about Carisma’s ability to continue as a going concern. As a result, Carisma management has included disclosures in Note 2 of the consolidated financial statements and Carisma’s independent auditor included an explanatory paragraph in its report on Carisma’s consolidated financial statements as of and for the year ended December 31, 2021 with respect to this uncertainty.

As of September 30, 2022, CTx had cash, cash equivalents and marketable securities of $70.6 million. Immediately prior to the consummation of the merger with Sesen Bio, or the merger, certain investors purchased shares of CTx common stock for an aggregate purchase price of approximately $30.6 million, which was converted into the right to receive a number of shares of Carisma common stock equal to the exchange ratio in connection with the merger. Carisma believes that it has cash, cash equivalents and marketable securities sufficient to sustain its operating expenses and capital expenditure requirements at least through the end of 2024. However, Carisma has based this estimate on assumptions that may prove to be wrong, and its operating plan may change as a result of many factors currently unknown to Carisma. In addition, changing circumstances could cause Carisma to consume capital significantly faster than it currently anticipates, and Carisma may need to spend more than currently expected because of circumstances beyond its control. As a result, Carisma could deplete its capital resources sooner than it currently expects. In addition, because the successful development of CT-0508, CT-0525, CT-1119, CT-0729 and any combination studies or other product candidates that it pursues is highly uncertain, at this time Carisma cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the development of any product candidate.

Identifying potential product candidates and conducting pre-clinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and Carisma may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, Carisma’s product candidates, if approved, may not achieve commercial success. Carisma will not generate commercial revenues unless and until it can achieve sales of products, which it does not anticipate for a number of years, if at all. Accordingly, Carisma will need to obtain substantial additional financing to achieve its business objectives. Adequate additional financing may not be available to Carisma on acceptable terms, or at all, and may be impacted by the economic climate and market conditions. For example, market volatility resulting from the COVID-19 pandemic, any other future infectious diseases, epidemics or pandemics or general U.S. or global economic or market conditions could also adversely impact Carisma’s ability to access capital as and when needed. Alternatively, Carisma may seek additional capital due to favorable market conditions or strategic considerations, even if it believes it has sufficient funds for its current or future operating plans.

Carisma’s limited operating history may make it difficult for you to evaluate the success of Carisma’s business to date and to assess Carisma’s future viability.

Carisma was formed as Carma Therapeutics LLC, a Pennsylvania limited liability company, in April 2016 and converted to a Delaware corporation in May 2017. In connection with the merger, CARISMA Therapeutics Inc. merged with and into a wholly-owned subsidiary of Sesen Bio and was renamed “CTx Operations, Inc.” Sesen Bio's name was changed to “Carisma Therapeutics Inc.” Following the completion of the merger, the business conducted by the public company became primarily the business conducted by Carisma. Carisma is a clinical-stage cell therapy company with a limited operating history. Cell therapy product development is a highly speculative undertaking and involves a substantial degree of risk. Carisma’s operations prior to the merger have been limited to organizing and staffing its company, business planning, capital raising, establishing and maintaining its intellectual property portfolio, building its pipeline of product candidates, conducting drug discovery activities, undertaking pre-clinical studies, manufacturing process development studies, conducting early-stage clinical trials, and providing general and administrative support for these operations. Carisma’s prospects must be considered in light of the uncertainties, risks, expenses and difficulties frequently encountered by companies in their early stages of operations. Carisma has not yet demonstrated its ability to successfully develop any product candidate, obtain marketing approvals, manufacture a commercial scale product or arrange for a third party to do so on its behalf, or conduct sales, marketing and distribution activities necessary for successful product commercialization. Consequently, any predictions you make about Carisma’s future success or viability may not be as accurate as they could be if Carisma had a longer operating history or a history of successfully developing, obtaining marketing approval for and commercializing products.

In addition, as Carisma’s business grows, Carisma may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown obstacles. Carisma will need to transition at some point from a company with a discovery and pre-clinical and clinical focus to a company capable of supporting commercial activities. Carisma may not be successful in such a transition.

As Carisma continues to build its business, Carisma expects its financial condition and operating results to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond Carisma’s control. Accordingly, you should not rely upon the results of any quarterly or annual periods as indications of future operating performance.

The COVID-19 pandemic may affect Carisma’s pre-clinical studies and clinical trials, disrupt regulatory activities, disrupt Carisma’s manufacturing and supply chain or have other adverse effects on Carisma’s business and operations.

The COVID-19 pandemic has caused many governments to implement measures to slow the spread of the virus through quarantines, travel restrictions, heightened border scrutiny and other measures. The pandemic and government measures taken in response have also had a significant impact, both directly and indirectly, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. The future progression of the pandemic and its effects on Carisma’s business and operations are uncertain.

Carisma and the third-party manufacturers and clinical research organizations that it engages may face disruptions that could affect Carisma’s ability to initiate and complete pre-clinical studies or clinical trials, including disruptions in procuring items that are essential for Carisma’s discovery and product development activities, such as, for example, raw materials used in the manufacturing of its product candidates, laboratory supplies for its ongoing and planned pre-clinical studies and clinical trials, or animals that are used for pre-clinical testing, in each case, for which there may be shortages because of ongoing efforts to address the pandemic, or disruptions in Carisma’s ability to obtain necessary site approvals or other delays at clinical trial sites.

As a result of the COVID-19 pandemic, Carisma may experience further disruptions that could severely impact Carisma’s business, including:

•	disruptions related to Carisma’s ongoing and planned clinical trials or future clinical trials arising from delays in completing pre-clinical studies required to begin clinical development;

•	manufacturing disruptions;

•	the inability to obtain necessary site approvals or other delays at clinical trial sites;

•	diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as Carisma’s clinical trial sites and hospital staff supporting the conduct of Carisma’s clinical trials;

•	interruption of key clinical trial activities, such as clinical trial site data monitoring, due to limitations on travel imposed or recommended by foreign, federal or state governments, employers and others;

•	interruption of clinical trial subject visits and study procedures, which may impact the integrity of subject data and clinical study endpoints;

•	interruption or delays in the operations of the United States Food and Drug Administration, or the FDA, or other regulatory authorities, which may impact review and approval timelines;

•	limitations on employee resources that would otherwise be focused on the conduct of Carisma’s pre-clinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•	difficulties recruiting or retaining patients for Carisma’s clinical trials if patients are affected by the virus or are fearful of visiting or traveling to clinical trial sites because of the virus; and

•	risk that participants enrolled in its clinical trials will acquire COVID-19 while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events and refusal of the FDA, to accept data from clinical trials in these affected geographies.

The response to the COVID-19 pandemic may redirect resources with respect to regulatory and intellectual property matters in a way that would adversely impact its ability to pursue marketing approvals and protect its intellectual property. In addition, Carisma may face impediments to regulatory meetings and potential approvals due to measures intended to limit in-person interactions.

Furthermore, third parties, including manufacturers, medical institutions, clinical investigators, contract research organizations and consultants with whom Carisma conducts business, are similarly adjusting their operations and assessing their capacity in light of the COVID-19 pandemic. If these third parties continue to experience shutdowns or business disruptions, Carisma’s ability to conduct its business in the manner and on the timelines presently planned could be materially and negatively impacted.

On January 30, 2023, the Biden Administration announced that it will end the public health emergency declarations related to COVID-19 on May 11, 2023. On January 31, 2023, the FDA indicated that it would soon issue a Federal Register notice describing how the termination of the public health emergency will impact the FDA's COVID-19 related guidance, including the clinical trial guidance and updates thereto. At this point, it is unclear how, if at all, these developments will impact Carisma's efforts to develop and commercialize its product candidates.

The COVID-19 pandemic continues to evolve and has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact Carisma’s ability to raise additional funds through public offerings and may also impact the volatility of Carisma’s stock price and trading in its stock. Moreover, it is possible the pandemic will further significantly impact economies worldwide, which could result in adverse effects on Carisma’s business and operations. Carisma cannot be certain what the overall impact of the COVID-19 pandemic will be on its business, and it has the potential to materially and adversely affect Carisma’s business, financial condition, results of operations and prospects. To the extent the COVID-19 pandemic adversely affects Carisma’s business, financial condition and results of operations, it may also have the effect of heightening many of the other risks and uncertainties described in this “Risk Factors” section.

Changes in tax law may adversely affect Carisma or its investors.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect Carisma or holders of Carisma’s common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. It cannot be predicted whether, when, in what form or with what effective dates tax laws, regulations and rulings may be enacted, promulgated or issued, which could result in an increase in Carisma’s or its stockholders’ tax liability or require changes in the manner in which Carisma operates in order to minimize or mitigate any adverse effects of changes in tax law. Prospective investors should consult their tax advisors regarding the potential consequences of changes in tax law on Carisma’s business and on the ownership and disposition of Carisma common stock.

Carisma’s ability to use its net operating loss carryforwards, or NOLs, and research and development tax credit carryforwards to offset future taxable income may be subject to certain limitations.

Prior to the merger, Carisma has a history of cumulative losses and anticipates that it will continue to incur significant losses in the foreseeable future. As a result, Carisma does not know whether or when it will generate taxable income necessary to utilize its NOLs or research and development tax credit carryforwards. As of December 31, 2021, CTx had federal, state and local NOLs of $76.4 million, $76.4 million and $71.2 million, respectively, and federal research and development tax credit carryforwards totaling $3.9 million.

In general, under Section 382 of the Code and corresponding provisions of state law, a corporation that undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three year period, is subject to limitations on its ability to utilize its pre-change NOLs and research and development tax credit carryforwards to offset future taxable income. Carisma has not conducted a study to assess whether any such ownership changes have occurred. Carisma may have experienced such ownership changes in the past and may experience such ownership changes in the future (which may be outside its control). As a result, if and to the extent Carisma earns net taxable income, its ability to use its pre-change NOLs and research and development tax credit carryforwards to offset such taxable income may be subject to limitations.

Risks Related to Carisma’s Discovery Programs and Research and Development of Carisma’s Product Candidates

Cell therapy is a rapidly evolving area of science, and the approach Carisma is taking to discover and develop product candidates by utilizing genetically modified macrophages is novel and may never lead to approved or marketable products.

Cell therapy has yet to be broadly applied to solid tumors, inflammatory disease, fibrotic disease or neurodegeneration. The discovery, research and development of engineered macrophages to treat disease is an emerging field and Carisma’s CAR-M platform, which is the first CAR-M to be evaluated in a human clinical trial, is a relatively new technology. Carisma’s future success depends on the successful development of this novel therapeutic approach. The scientific evidence to support the feasibility of developing product candidates based on these discoveries is both preliminary and limited. Carisma has only preliminary results from its Phase 1 clinical trial of CT-0508 and expects clinical updates in the next 18 months. As such, there may be adverse effects or limited favorable results from treatment with any of Carisma’s current or future product candidates that it cannot predict at this time.

Carisma’s success also depends on its successful application of its proprietary macrophage engineering platform in the combination setting and to other indications by reprogramming the target specificity of its CAR-M cell product and developing product candidates against a plethora of tumor associated antigens, including in therapeutic areas beyond oncology. However, Carisma’s macrophage engineering platform may not allow it to generate new INDs to expand its pipeline on Carisma’s anticipated timeline or in a cost-efficient manner or at all, which could cause the potential value of Carisma’s business to decline and materially harm Carisma’s business prospects.

As a result of these factors, it is more difficult for Carisma to predict the time and cost of product candidate development, and Carisma cannot predict whether the application of macrophage engineering platform will result in the development and marketing approval of any products. Any development problems Carisma experiences in the future related to its macrophage engineering platform or any of its discovery programs may cause significant delays or unanticipated costs or may prevent the development of a commercially viable product. Any of these factors may prevent Carisma from completing its clinical trials or pre-clinical studies or commercializing any product candidates it may develop on a timely or profitable basis, if at all.

Carisma is early in its development efforts. If Carisma is unable to commercialize its product candidates or experiences significant delays in doing so, its business will be materially harmed.

Carisma is early in its development efforts. Carisma initiated its first Phase 1 clinical trial of CT-0508 in 2021 and expects to evaluate a combination of CT-0508 with pembrolizumab in an ongoing Phase 1 clinical trial. Carisma expects to submit INDs for CT-0525 in the second half of 2023 and for CT-1119 in 2025. CT-0729 is still in the discovery stage.

Carisma’s ability to generate revenues from product sales, which it does not expect will occur for a number of years, if ever, will depend heavily on the successful development, marketing approval and eventual commercialization of CT-0508, including in the combination setting, or one or more of its other product candidates, which may never occur. The success of CT-0508 and Carisma’s other product candidates will depend on several factors, including the following:

•	successfully completing pre-clinical studies;

•	successfully initiating future clinical trials;

•	successfully enrolling patients in and completing clinical trials;

•	scaling up manufacturing processes and capabilities to support clinical trials of CT-0508 and any other product candidate;

•	applying for and receiving marketing approvals from applicable regulatory authorities;

•	obtaining and maintaining intellectual property protection and regulatory exclusivity for CT-0508 and any other product candidates it is developing or may develop in the future;

•	making arrangements with third-party manufacturers, or establishing commercial manufacturing capabilities, for both clinical and commercial supplies of its product candidates;

•	establishing sales, marketing and distribution capabilities and launching commercial sales of its products, if and when approved, whether alone or in collaboration with others;

•	acceptance of CT-0508 and any other product candidates, if and when approved, by patients, the medical community and third-party payors;

•	effectively competing with other therapies;

•	obtaining and maintaining coverage, adequate pricing and adequate reimbursement from third-party payors, including government payors;

•	maintaining, enforcing, defending and protecting its rights in its intellectual property portfolio;

•	not infringing, misappropriating or otherwise violating others’ intellectual property or proprietary rights; and

•	maintaining a continued acceptable safety profile of its products following receipt of any marketing approvals.

If Carisma does not achieve one or more of these factors in a timely manner or at all, it could experience significant delays or an inability to successfully develop and commercialize its product candidates, which would materially harm Carisma’s business. As a company, Carisma has limited experience in clinical development, having only recently advanced CT-0508 into an early-stage clinical trial. Any predictions about the future success or viability of CT-0508 or any product candidates Carisma is developing or may develop in the future may not be as accurate as they could be if Carisma had a history of conducting clinical trials.

Drug development involves a lengthy and expensive process, with an uncertain outcome. The results of pre-clinical studies and early clinical trials may not be predictive of future results. Carisma may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of CT-0508 or its other product candidates.

Carisma only recently initiated its first clinical trial of CT-0508 and its other product candidates are in pre-clinical development. The risk of failure for CT-0508 and Carisma’s other product candidates is high. It is impossible to predict when or if CT-0508 or any of Carisma’s other product candidates will prove effective or safe in humans or will receive marketing approval. Before obtaining marketing approval from regulatory authorities for the sale of a product candidate, Carisma must complete pre-clinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of such product candidate in humans. Clinical trials may fail to demonstrate that CT-0508 or any of Carisma’s other product candidates are safe for humans and effective for indicated uses. Even if the clinical trials are successful, changes in marketing approval policies during the development period, changes in or the enactment or promulgation of additional statutes, regulations or guidance or changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application.

Before Carisma can commence clinical trials for a product candidate, it must complete extensive pre-clinical testing and studies, manufacturing process development studies, and analytical development studies that support its planned INDs and other applications to regulatory authorities in the United States or similar applications in other jurisdictions. Carisma cannot be certain of the timely completion or outcome of its pre-clinical testing and studies and cannot predict if the outcome of its pre-clinical testing and studies will ultimately support the further development of its current or future product candidates or whether regulatory authorities will accept its proposed clinical programs. As a result, Carisma may not be able to submit applications to initiate clinical development of product candidates on the timelines Carisma expects, if at all, and the submission of these applications may not result in regulatory authorities allowing clinical trials to begin. Furthermore, product candidates are subject to continued pre-clinical safety studies, which may be conducted concurrently with Carisma’s clinical testing. The outcomes of these safety studies may delay the launch of or enrollment in future clinical trials and could impact Carisma’s ability to continue to conduct its clinical trials.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to the outcome. Carisma cannot guarantee that any of its clinical trials will be conducted as planned or completed on schedule, or at all. A failure of one or more clinical trials can occur at any stage of testing, which may result from a multitude of factors, including, among other things, flaws in study design, dose selection issues, placebo effects, patient enrollment criteria and failure to demonstrate favorable safety or efficacy traits.

Moreover, pre-clinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in pre-clinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. Furthermore, the failure of any of Carisma’s product candidates to demonstrate safety and efficacy in any clinical trial could negatively impact the perception of its other product candidates or cause regulatory authorities to require additional testing before approving any of its product candidates.

Carisma may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent its ability to receive marketing approval or commercialize any product candidates, including:

•	regulators or institutional review boards, or IRBs, may not authorize Carisma or its investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site or at all;

•	Carisma may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

•	regulators may determine that the planned design of Carisma’s clinical trials is flawed or inadequate;

•	clinical trials of Carisma’s product candidates may produce negative or inconclusive results, and Carisma may decide, or regulators may require Carisma, to conduct additional clinical trials or abandon product development programs;

•	Carisma may be unable to establish clinical endpoints that applicable regulatory authorities consider clinically meaningful, or, if Carisma seeks accelerated approval, biomarker efficacy endpoints that applicable regulatory authorities consider likely to predict clinical benefit;

•	pre-clinical testing may produce results based on which Carisma may decide, or regulators may require Carisma, to conduct additional pre-clinical studies before it proceeds with certain clinical trials, limits the scope of its clinical trials, halt ongoing clinical trials or abandon product development programs;

•	the number of patients required for clinical trials of Carisma’s product candidates may be larger than it anticipates, enrollment in these clinical trials may be slower than Carisma anticipates or participants may drop out of these clinical trials at a higher rate than Carisma anticipates;

•	third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to Carisma in a timely manner, or at all;

•	Carisma may decide, or regulators or IRBs may require Carisma, to suspend or terminate clinical trials of its product candidates for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	regulators or IRBs may require Carisma to perform additional or unanticipated clinical trials to obtain approval or Carisma may be subject to additional post-marketing testing requirements to maintain marketing approval;

•	regulators may revise the requirements for approving Carisma’s product candidates, or such requirements may not be as it anticipates;

•	the cost of clinical trials of Carisma’s product candidates may be greater than it anticipates;

•	the supply or quality of Carisma’s product candidates or other materials necessary to conduct clinical trials of its product candidates may be insufficient or inadequate;

•	Carisma’s product candidates may have undesirable side effects or other unexpected characteristics, causing Carisma or its clinical investigators, regulators or IRBs to suspend or terminate the trials;

•	regulators may withdraw their approval of a product or impose restrictions on its distribution; and

•	business interruptions resulting from the COVID-19 pandemic may result in adverse effects on Carisma’s business and operations.

If Carisma is required to conduct additional clinical trials or other testing of its product candidates beyond those that it currently contemplates, if Carisma is unable to successfully complete clinical trials of its product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive, if there are safety concerns or if Carisma determines that the observed safety or efficacy profile would not be competitive in the marketplace, it may:

•	incur unplanned costs;

•	be delayed in obtaining marketing approval for its product candidates;

•	not obtain marketing approval at all;

•	obtain marketing approval in some countries and not in others;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•	be subject to additional post-marketing testing requirements; or

•	have the product removed from the market after obtaining marketing approval.

Carisma’s product development costs will also increase if it experiences delays in pre-clinical studies or clinical trials or in obtaining marketing approvals. Carisma does not know whether any of its pre-clinical studies or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Carisma may also determine to change the design or protocol of one or more of its clinical trials, including to add additional patients or arms, which could result in increased costs and expenses or delays. Significant pre-clinical study or clinical trial delays also could shorten any periods during which Carisma may have the exclusive right to commercialize its product candidates or allow its competitors to bring products to market before Carisma does and impair Carisma’s ability to successfully commercialize its product candidates and may harm Carisma’s business and results of operations.

In addition, the FDA's and other regulatory authorities' policies with respect to clinical trials may change and additional government regulations may be enacted. If Carisma is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies governing clinical trials, Carisma's development plans may be impacted. For example, in December 2022, with the passage of Food and Drug Omnibus Reform Act, or FDORA, Congress required sponsors to develop and submit a diversity action plan for each phase 3 clinical trial or any other “pivotal study” of a new drug or biological product. These plans are meant to encourage the enrollment of more diverse patient populations in late-stage clinical trials of FDA-regulated products. Specifically, actions plans must include the sponsor's goals for enrollment, the underlying rationale for those goals, and an explanation of how the sponsor intends to meet them. In addition to these requirements, the legislation directs the FDA to issue new guidance on diversity action plans.

Similarly, the regulatory landscape related to clinical trials in the European Union recently evolved. The European Union Clinical Trials Regulation, or CTR, which was adopted in April 2014 and repeals the European Union Clinical Trials Directive, became applicable on January 31, 2022. While the Clinical Trials Directive required a separate clinical trial application, or CTA, to be submitted in each member state, to both the competent national health authority and an independent ethics committee, the CTR introduces a centralized process and only requires the submission of a single application to all member states concerned. The CTR allows sponsors to make a single submission to both the competent authority and an ethics committee in each member state, leading to a single decision per member state. The assessment procedure of the CTA has been harmonized as well, including a joint assessment by all member states concerned, and a separate assessment by each member state with respect to specific requirements related to its own territory, including ethics rules. Each member state's decision is communicated to the sponsor via the centralized European Union portal. Once the CTA is approved, clinical study development may proceed. If Carisma is not able to adapt to these and other changes in existing requirements or the adoption of new requirements or policies governing clinical trials, Carisma's development plans may be impacted.

Further, cancer therapies are sometimes characterized as first-line, second-line, or third-line, and the FDA often approves new therapies initially only for second-line or third-line use. When cancer is detected early enough, first-line therapy, usually hormone therapy, surgery, radiation therapy or a combination of these, is sometimes adequate to cure the cancer or prolong life without a cure. Second- and third-line therapies are administered to patients when prior therapy is not effective. For any of Carisma’s products that prove to be sufficiently beneficial, Carisma would expect to seek approval potentially as a first-line therapy, but any product candidates Carisma develops, even if approved, may not be approved for first-line therapy, and, prior to any such approvals, Carisma may have to conduct additional clinical trials.

The results of early-stage clinical trials and pre-clinical studies may not be predictive of future results. Initial success in clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials.

The outcome of pre-clinical testing and early clinical trials may not be predictive of the success of later clinical trials, and preliminary or interim results of a clinical trial do not necessarily predict final results. In addition, initial success in clinical trials may not be indicative of results obtained when such trials are completed. In particular, the small number of patients in Carisma’s ongoing early clinical trials may make the results of these trials less predictive of the outcome of later clinical trials. For example, even if successful, the results of Carisma’s Phase 1 clinical trial of CT-0508 may not be predictive of the results of further clinical trials of CT-0508 or any of Carisma’s other product candidates. Carisma’s product candidates may also fail to show the desired safety and efficacy in clinical development despite positive results in pre-clinical studies or having successfully advanced through initial clinical trials.

Moreover, pre-clinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in pre-clinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. Carisma’s current or future clinical trials may not ultimately be successful or support further clinical development of any of its product candidates and Carisma cannot assure you that any clinical trials that it may conduct will demonstrate consistent or adequate efficacy and safety to support marketing approval. There is a high failure rate for product candidates proceeding through clinical trials. Many companies in the biopharmaceutical industry have suffered significant setbacks in late-stage clinical trials even after achieving promising results in pre-clinical testing and earlier-stage clinical trials, and Carisma cannot be certain that it will not face similar setbacks. Any such setbacks in Carisma’s clinical development could materially harm Carisma’s business and results of operations.

Interim and preliminary results from Carisma’s clinical trials that it announces or publishes from time to time may change as more participant data become available and are subject to audit and verification procedures, which could result in material changes in the final data.

From time to time, Carisma may announce or publish interim or preliminary results from its clinical trials, including its Phase 1 clinical trial of CT-0508. Interim results from clinical trials that Carisma may complete are subject to the risk that one or more of the clinical outcomes may materially change as participant enrollment continues and more participant data become available. Carisma also makes assumptions, estimations, calculations, and conclusions as part of its analyses of data, and Carisma may not have received or had the opportunity to fully evaluate all data. Preliminary or interim results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Carisma previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could be material and could significantly harm Carisma’s reputation and business prospects and may cause the trading price of Carisma common stock to fluctuate significantly.

If Carisma experiences delays or difficulties in the enrollment of patients in its clinical trials for CT-0508 or any of its other product candidates, its receipt of necessary marketing approvals could be delayed or prevented.

Identifying and qualifying patients to participate in clinical trials for CT-0508 and any other product candidates in the future is critical to Carisma’s success. Successful and timely completion of clinical trials will require that Carisma enroll a sufficient number of patients who remain in the trial until its conclusion. Carisma may not be able to initiate or continue clinical trials for its product candidates if it is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside of the United States. In particular, group 2 for Carisma’s Phase 1 clinical trial of CT-0508 is currently open for enrollment with an additional nine patients to be dosed in the study and Carisma is preparing to advance other products into clinical development. In addition, some of Carisma’s competitors have ongoing clinical trials for product candidates that treat the same indications as Carisma’s product candidates, and patients who would otherwise be eligible for Carisma’s clinical trials may instead enroll in clinical trials of Carisma’s competitors’ product candidates. Carisma cannot predict how successful it will be at enrolling subjects in future clinical trials. Patient enrollment is affected by a variety of other factors, including:

•	the prevalence and severity of the disease under investigation;

•	the eligibility criteria for the trial in question;

•	the perceived risks and benefits of the product candidate under trial;

•	the requirements of the trial protocols;

•	the availability of existing treatments for the indications for which Carisma is conducting clinical trials;

•	the ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	the efforts to facilitate timely enrollment in clinical trials;

•	the ability to identify specific patient populations based on specific genetic mutations or other factors;

•	the patient referral practices of physicians;

•	the ability to monitor patients adequately during and after treatment;

•	Carisma’s ability to obtain and maintain patient consents;

•	the proximity and availability of clinical trial sites for prospective patients;

•	the conduct of clinical trials by competitors for product candidates that treat the same indications or address the same patient populations as Carisma’s product candidates;

•	the cost to, or lack of adequate compensation for, prospective patients; and

•	the impact of the ongoing COVID-19 pandemic.

Carisma’s inability to locate and enroll a sufficient number of patients for its clinical trials would result in significant delays, could require it to abandon one or more clinical trials altogether and could delay or prevent its receipt of necessary marketing approvals. Enrollment delays in Carisma’s clinical trials may result in increased development costs for its product candidates, which could cause the value of Carisma’s business to decline and limit its ability to obtain additional financing.

If serious adverse events, undesirable side effects or unexpected characteristics are identified during the development of CT-0508 or any of Carisma’s other product candidates, Carisma may need to abandon or limit its further clinical development of those product candidates.

Enrollment in group 1 of Carisma’s first in human Phase 1 clinical trial of CT-0508 has been completed with nine patients successfully dosed and group 2 is currently open for enrollment with nine additional patients to be dosed in the trial. If CT-0508 or any other product candidate is associated with serious adverse events or undesirable side effects in clinical trials or have characteristics that are unexpected in clinical trials or pre-clinical testing, Carisma may need to abandon development of such product candidate or limit development to more narrow uses or subpopulations in which the serious adverse events, undesirable side effects or unexpected characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. In pharmaceutical development, many compounds that initially show promise in early-stage or clinical testing are later found to cause side effects that delay or prevent further development of the compound. For example, while CT-0508 has been generally well tolerated based on preliminary clinical results from Carisma’s Phase 1 clinical trial, such results may not be predictive or indicative of the successful development, marketing approval and eventual commercialization of CT-0508.

Additionally, if results of Carisma’s clinical trials reveal undesirable side effects, Carisma, regulatory authorities or the IRBs at the institutions in which Carisma’s studies are conducted could suspend or terminate its clinical trials, regulatory authorities could order Carisma to cease clinical trials or deny approval of its product candidates for any or all targeted indications or Carisma could be forced to materially modify the design of its clinical trials. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete any of Carisma’s clinical trials or result in potential liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff.

If Carisma elects or is forced to suspend or terminate any clinical trial of its product candidates, the commercial prospects of such product candidate will be harmed, and Carisma’s ability to generate revenues from sales of such product candidate will be delayed or eliminated. Any of these occurrences could materially harm Carisma’s business.

If any of Carisma’s product candidates receives marketing approval and Carisma, or others, later discover that the drug is less effective than previously believed or causes undesirable side effects that were not previously identified, Carisma’s ability to market the drug could be compromised.

Carisma only recently initiated clinical development of its lead product candidate, CT-0508, and is in the pre-clinical testing stages for its other product candidates. Clinical trials will be conducted in carefully defined subsets of patients who have agreed to enter into clinical trials. Consequently, it is possible that Carisma’s clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects. If one or more of Carisma’s product candidates receives marketing approval, and Carisma, or others, later discover that they are less effective than previously believed, or cause undesirable side effects, a number of potentially significant negative consequences could result, including:

•	withdrawal or limitation by regulatory authorities of approvals of such product;

•	seizure of the product by regulatory authorities;

•	recall of the product;

•	restrictions on the marketing of the product or the manufacturing process for any component thereof;

•	requirement by regulatory authorities of additional warnings on the label;

•	requirement that Carisma implement a risk evaluation and mitigation strategy or create a medication guide outlining the risks of such side effects for distribution to patients;

•	commitment to expensive post-marketing studies as a prerequisite of approval by regulatory authorities of such product;

•	the product may become less competitive;

•	initiation of regulatory investigations and government enforcement actions;

•	initiation of legal action against Carisma to hold it liable for harm caused to patients; and

•	harm to Carisma’s reputation and resulting harm to physician or patient acceptance of its products.

Any of these events could prevent Carisma from achieving or maintaining market acceptance of a particular product candidate, if approved, and could significantly harm Carisma’s business, financial condition, and results of operations.

Carisma may expend its limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because Carisma has limited financial and managerial resources, it focuses on discovery programs and product candidates that it identifies for specific indications. As a result, Carisma may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Carisma’s resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities. Carisma’s spending on current and future discovery and product development programs and product candidates for specific indications may not yield any commercially viable products. If Carisma does not accurately evaluate the commercial potential or target market for a particular product candidate, it may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for Carisma to retain sole development and commercialization rights to such product candidate. Failure to allocate resources or capitalize on strategies in a successful manner will have an adverse impact on Carisma’s business.

Carisma may develop CT-0508 in combination with other drugs. If the FDA or similar regulatory authorities outside of the United States do not approve these other drugs, revoke their approval of such drugs, or if safety, efficacy, manufacturing or supply issues arise with the drugs Carisma chooses to evaluate in combination with CT-0508, Carisma may be unable to obtain approval of CT-0508 or market CT-0508.

In September 2022, Carisma submitted a clinical protocol amendment to the CT-0508 IND for a CAR-M / anti-PD-1 (CT-0508 and pembrolizumab) combination strategy.

Carisma did not develop or obtain marketing approval for, nor has Carisma manufactured or sold, any of the currently approved drugs that it may study in combination with CT-0508. If the FDA or similar regulatory authorities outside of the United States revoke their approval of any drug or drugs in combination with which Carisma determines to develop CT-0508, Carisma will not be able to market CT-0508 in combination with such revoked drugs.

If safety or efficacy issues arise with any of these drugs, Carisma could experience significant regulatory delays, and the FDA or similar regulatory authorities outside of the United States may require Carisma to redesign or terminate the applicable clinical trials. If the drugs Carisma uses are replaced as the standard of care for the indications it chooses for CT-0508, the FDA or similar regulatory authorities outside of the United States may require Carisma to conduct additional clinical trials. In addition, if manufacturing or other issues result in a shortage of supply of the drugs with which Carisma determines to combine with CT-0508, it may not be able to complete clinical development of CT-0508 on its current timeline or at all.

Even if CT-0508 were to receive marketing approval or be commercialized for use in combination with other existing drugs, Carisma would continue to be subject to the risks that the FDA or similar regulatory authorities outside of the United States could revoke approval of the drug used in combination with CT-0508 or that safety, efficacy, manufacturing or supply issues could arise with these existing drugs. Combination therapies are commonly used for the treatment of cancer, and Carisma would be subject to similar risks if it develops any of its other product candidates for use in combination with other drugs or for indications other than cancer. This could result in Carisma’s own products being removed from the market or being less successful commercially.

Carisma may not be successful in its efforts to identify or discover additional potential product candidates.

A key element of Carisma’s strategy is to apply its macrophage engineering platform to address a broad array of indications and targets to generate next-generation therapeutics, including three programs for indications outside of oncology. The discovery efforts that Carisma is conducting may not be successful in identifying product candidates that are useful in treating cancer or other diseases. Carisma’s discovery engine may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including:

•	potential product candidates may, on further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be drugs that will receive marketing approval or achieve market acceptance; or

•	potential product candidates may not be effective in treating their targeted diseases.

Discovery programs to identify new product candidates require substantial technical, financial and human resources. Carisma may choose to focus its efforts and resources on a potential product candidate that ultimately proves to be unsuccessful. If Carisma is unable to identify additional suitable product candidates for pre-clinical and clinical development, it will limit its potential to obtain revenues from sale of products in future periods, which likely would result in significant harm to Carisma’s financial position and adversely impact its stock price.

Adverse public perception of genetic medicine, and gene therapy in particular, may negatively impact regulatory approval of, or demand for, Carisma’s potential products.

The clinical and commercial success of Carisma’s potential products will depend in part on public acceptance of the use of gene therapy for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy is unsafe, unethical, or immoral, and, consequently, Carisma’s products may not gain the acceptance of the public or the medical community. Adverse public attitudes may adversely impact Carisma’s ability to enroll clinical trials. Moreover, Carisma’s success will depend upon physicians prescribing, and their patients being willing to receive, treatments that involve the use of product candidates that Carisma may develop in lieu of, or in addition to, existing treatments with which they are already familiar and for which greater clinical data may be available.

Risks Related to the Commercialization of Carisma’s Product Candidates

Even if any of Carisma’s product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, and the market opportunity for any of its product candidates, if approved, may be smaller than it estimates.

If any of Carisma’s product candidates receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. For example, current cancer treatments, such as chemotherapy and radiation therapy, are well established in the medical community and doctors may continue to rely on these and similar treatments. Efforts to educate the medical community and third-party payors on the benefits of Carisma’s product candidates may require significant resources and may not be successful. If Carisma’s product candidates do not achieve an adequate level of acceptance, Carisma may not generate significant revenues from product sales and it may not become profitable. The degree of market acceptance of Carisma’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and potential advantages of Carisma’s product candidates compared to the advantages and relative risks of alternative treatments;

•	the effectiveness of sales and marketing efforts;

•	Carisma’s ability to offer its products, if approved, for sale at competitive prices;

•	the clinical indications for which the product is approved;

•	the cost of treatment in relation to alternative treatments;

•	the convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support;

•	the timing of market introduction of competitive products;

•	the availability of third-party coverage and adequate reimbursement, and patients’ willingness to pay out of pocket for required co-payments or in the absence of third-party coverage or adequate reimbursement;

•	product labeling or product insert requirements of the FDA, the European Medical Agency, or the EMA, or other regulatory authorities, including any limitations or warnings contained in a product’s approved labeling;

•	the prevalence and severity of any side effects;

•	support from patient advocacy groups; and

•	any restrictions on the use of Carisma’s products, if approved, together with other medications.

Carisma’s assessment of the potential market opportunity for its product candidates is based on industry and market data that it obtained from industry publications, research, surveys and studies conducted by third parties and Carisma’s analysis of these data, research, surveys and studies. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While Carisma believes these industry publications and third-party research, surveys and studies are reliable, it has not independently verified such data. Carisma’s estimates of the potential market opportunities for its product candidates include a number of key assumptions based on its industry knowledge, industry publications and third-party research, surveys and studies, which may be based on a small sample size and fail to accurately reflect market opportunities. While Carisma believes that its internal assumptions are reasonable, no independent source has verified such assumptions. If any of Carisma’s assumptions or estimates, or these publications, research, surveys or studies prove to be inaccurate, then the actual market for any of its product candidates may be smaller than it expects, and as a result Carisma’s revenues from product sales may be limited and it may be more difficult for Carisma to achieve or maintain profitability.

If Carisma is unable to establish sales, marketing and distribution capabilities or enter into sales, marketing and distribution agreements with third parties, it may not be successful in commercializing its product candidates if and when they are approved.

Carisma does not have a sales or marketing infrastructure and has no experience as a company in the sale, marketing or distribution of biopharmaceutical products. To achieve commercial success for any product for which Carisma may obtain marketing approval, it will need to establish a sales, marketing and distribution organization, either itself or through collaborations or other arrangements with third parties.

Carisma currently expects that it would build its own focused, specialized sales and marketing organization to support the commercialization in the United States of product candidates for which it receives marketing approval and that can be commercialized with such capabilities. There are risks involved with Carisma establishing its own sales, marketing and distribution capabilities. For example, recruiting and training a sales force is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which Carisma recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, Carisma would have prematurely or unnecessarily incurred these commercialization expenses. These efforts may be costly, and Carisma’s investment would be lost if it cannot retain or reposition its sales and marketing personnel. In general, the cost of establishing and maintaining a sales and marketing organization may exceed the cost-effectiveness of doing so.

Factors that may inhibit Carisma’s efforts to commercialize its products on its own include:

•	its inability to recruit, train and retain adequate numbers of effective sales, marketing, coverage or reimbursement, customer service, medical affairs and other support personnel;

•	its inability to equip sales personnel with effective materials;

•	its inability to effectively manage a geographically dispersed sales and marketing team;

•	the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to prescribe any future products;

•	the inability of reimbursement professionals to negotiate arrangements for formulary access, reimbursement and other acceptance by payors;

•	the inability to price its products at a sufficient price point to ensure an adequate and attractive level of profitability;

•	restricted or closed distribution channels that make it difficult to distribute its products to segments of the patient population;

•	the lack of complementary products to be offered by sales personnel, which may put Carisma at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If Carisma is unable to establish its own sales, marketing and distribution capabilities and it enters into arrangements with third parties to perform these services, Carisma’s revenues from product sales and its profitability, if any, are likely to be lower than if it were to market, sell and distribute any products that it develops itself. In addition, Carisma may not be successful in entering into arrangements with third parties to sell, market and distribute its product candidates or may be unable to do so on terms that are acceptable to Carisma. Carisma likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market its products effectively. If Carisma does not establish sales, marketing and distribution capabilities successfully, either on its own or in collaboration with third parties, it will not be successful in commercializing its product candidates.

Carisma faces substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than it does, thus rendering Carisma’s products non-competitive, obsolete or reducing the size of its market.

The biopharmaceutical industry, and in particular the cell therapy field, is characterized by intense investment and competition aimed at rapidly advancing new technologies. Carisma’s platform and therapeutic product candidates are expected to face substantial competition from multiple technologies, marketed products and numerous other therapies being developed by third parties that use protein degradation, antibody therapy, inhibitory nucleic acid, gene editing or gene therapy development platforms and from companies focused on more traditional therapeutic modalities, such as small molecule inhibitors. The competition is likely to come from multiple sources, including biopharmaceutical companies, academic research institutions, governmental agencies and private research institutions that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. The competition is likely to come from multiple sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, government agencies and public and private research institutions.

Carisma is aware of a number of companies generally pursuing the development of myeloid cell therapies, including, among others Myeloid Therapeutics, Shoreline Biosciences, Inceptor Bio, Thunder Bio, Resolution Therapeutics, CellOrigin, Sirpant Therapeutics, and others. Carisma is also facing competition from companies pursuing autologous T-cell therapies, allogenic T-cell therapies, NK and other cell therapies, direct in vivo reprogrammed cell therapies and other macrophage-targeted oncology therapeutics.

Many of the companies against which Carisma is competing or against which it may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining marketing approvals and marketing approved products than Carisma does. These competitors also compete with Carisma in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, its development programs. Carisma’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that Carisma may develop. Carisma’s competitors also may obtain FDA or other marketing approval for their products more rapidly than Carisma may obtain approval for its products, which could result in Carisma’s competitors establishing a strong market position before Carisma is able to enter the market. In addition, Carisma’s ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products. There are generic products currently on the market for certain of the indications that Carisma is pursuing, and additional products are expected to become available on a generic basis over the coming years. If Carisma’s product candidates are approved, it expects that they will be priced at a significant premium over competitive generic products.

Technology in the biopharmaceutical industry has undergone rapid and significant change, and Carisma expects that it will continue to do so. Any products or processes that Carisma develops may become obsolete or uneconomical before it recovers any expenses incurred in connection with their development.

Mergers and acquisitions in the biopharmaceutical industry may result in even more resources being concentrated among a smaller number of Carisma’s competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with Carisma in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Carisma’s programs.

Carisma has pursued and may in the future pursue the in-license or acquisition of rights to complementary technologies and product candidates on an opportunistic basis. However, Carisma may be unable to in-license or acquire any additional technologies or product candidates from third parties. The acquisition and licensing of technologies and product candidates is a competitive area, and a number of more established companies also have similar strategies to in-license or acquire technologies and product candidates that Carisma may consider attractive. These established companies may have a competitive advantage over Carisma due to their size, cash resources and greater development and commercialization capabilities. In addition, companies that perceive Carisma to be a competitor may be unwilling to assign or license rights to Carisma. Carisma also may be unable to in-license or acquire the relevant technology or product candidate on terms that would allow Carisma to make an appropriate return on its investment.

Even if Carisma is able to commercialize any product candidates, the products may become subject to unfavorable pricing regulations, third-party coverage or reimbursement practices or healthcare reform initiatives, which could harm its business.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drug products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. To obtain reimbursement or pricing approval in some countries, Carisma may be required to conduct a clinical trial that compares the cost effectiveness of its product candidate to other available therapies. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, Carisma might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay its commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues, if any, Carisma is able to generate from the sale of the product in that country. Adverse pricing limitations may hinder Carisma’s ability to recoup its investment in one or more product candidates, even if its product candidates obtain marketing approval.

Carisma’s ability to commercialize any product candidates successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. The availability of coverage and adequacy of reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers and other third-party payors are essential for most patients to be able to afford medical services and pharmaceutical products, including Carisma’s product candidates. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, government authorities and third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Coverage and reimbursement may not be available for any product that Carisma commercializes and, even if these are available, the level of reimbursement may not be satisfactory. Reimbursement may affect the demand for, or the price of, any product candidate for which it obtains marketing approval. Obtaining and maintaining adequate reimbursement for Carisma’s products may be difficult. Carisma may be required to conduct expensive pharmacoeconomic studies to justify coverage and reimbursement or the level of reimbursement relative to other therapies. If coverage and adequate reimbursement are not available or reimbursement is available only to limited levels, Carisma may not be able to successfully commercialize any product candidate for which it obtains marketing approval.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or similar regulatory authorities outside of the United States. Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers its costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover Carisma’s costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Carisma’s inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that it develops could have a material adverse effect on its operating results, its ability to raise capital needed to commercialize products and its overall financial condition.

No uniform policy for coverage and reimbursement for products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require Carisma to provide scientific and clinical support for the use of its product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases on short notice, and Carisma believes that changes in these rules and regulations are likely.

There can be no assurance that Carisma’s product candidates, even if they are approved for sale in the United States, in the European Union or in other countries, will be considered medically reasonable and necessary for a specific indication or cost-effective by third-party payors, or that coverage and an adequate level of reimbursement will be available or that third-party payors’ reimbursement policies will not adversely affect Carisma’s ability to sell its product candidates profitably.

Clinical trial and product liability lawsuits against Carisma could divert its resources and could cause Carisma to incur substantial liabilities and to limit commercialization of any products that it may develop.

Carisma faces an inherent risk of clinical trial and product liability exposure related to the testing of its product candidates in human clinical trials and will face an even greater risk if it commercially sells any products that it may develop. While Carisma currently has no products that have been approved for commercial sale, the ongoing, planned and future use of product candidates by Carisma in clinical trials, and the sale of any approved products in the future, may expose Carisma to liability claims. These claims might be made by patients that use the product, healthcare providers, pharmaceutical companies or others selling such products. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated adverse effects. If Carisma cannot successfully defend itself against claims that its product candidates or products caused injuries, it will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or products that it may develop;

•	termination of clinical trials;

•	withdrawal of marketing approval, recall, restriction on the approval or a “black box” warning or contraindication for an approved drug;

•	withdrawal of clinical trial participants;

•	significant costs to defend any related litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue;

•	injury to Carisma’s reputation and significant negative media attention;

•	reduced resources of Carisma management to pursue its business strategy;

•	distraction of management’s attention from Carisma’s primary business; and

•	the inability to commercialize any products that Carisma may develop.

Carisma currently holds $10.0 million in product liability insurance coverage in the aggregate, with a per incident limit of $10.0 million, which may not be adequate to cover all liabilities that it may incur. Carisma may need to increase its insurance coverage as it expands its clinical trials or if it commences commercialization of its product candidates. Insurance coverage is increasingly expensive. Carisma may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. If a successful clinical trial or product liability claim or series of claims is brought against Carisma for uninsured liabilities or in excess of insured liabilities, its assets may not be sufficient to cover such claims and its business operations could be impaired.

Risks Related to Carisma’s Dependence on Third Parties

Carisma relies, and expects to continue to rely, on third parties to conduct its clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, which may prevent or delay Carisma’s ability to seek or obtain marketing approval for or commercialize its product candidates or otherwise harm its business. If Carisma is not able to maintain these third-party relationships or if these arrangements are terminated, it may have to alter its development and commercialization plans and its business could be adversely affected.

Carisma relies, and expects to continue to rely, on third-party clinical research organizations, in addition to other third parties such as research collaboratives, clinical data management organizations, medical institutions and clinical investigators, to conduct its ongoing Phase 1 clinical trial of CT-0508 and related combinations studies, its planned clinical trials of CT-0525, CT-1119 and CT-0729 and any other clinical trials it conducts. Carisma does not plan to independently conduct clinical trials of its product candidates or any other product candidates that it may develop. These contract research organizations and other third parties play a significant role in the conduct and timing of these trials and subsequent collection and analysis of data. These third-party arrangements might terminate for a variety of reasons, including a failure to perform by the third parties. If Carisma needs to enter into alternative arrangements, its product development activities might be delayed.

Carisma’s reliance on these third parties for discovery and product development activities reduces its control over these activities but does not relieve Carisma of its responsibilities. For example, Carisma will remain responsible for ensuring that each of its clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires Carisma to comply with standards, commonly referred to as good clinical practices, or GCPs, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Regulatory authorities in Europe and other jurisdictions have similar requirements. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If Carisma or any of its contract research organizations or trial sites fail to comply with applicable GCPs, the clinical data generated in its clinical trials may be deemed unreliable, and the FDA or comparable foreign regulatory authorities may require Carisma to perform additional clinical trials before approving its marketing applications. Carisma is also required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within specified timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct Carisma’s clinical trials in accordance with regulatory requirements or Carisma’s stated protocols, Carisma will not be able to obtain, or may be delayed in obtaining, marketing approvals for its product candidates and will not be able to, or may be delayed in its efforts to, successfully develop and commercialize its product candidates. Furthermore, these third parties may also have relationships with other entities, some of which may be Carisma’s competitors. In addition, principal investigators for Carisma’s clinical trials may serve as scientific advisors or consultants to Carisma from time to time and may receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or the FDA concludes that the financial relationship may have affected the interpretation of the trial, the integrity of the data generated at the applicable clinical trial site may be questioned, and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection of any marketing application Carisma submits to the FDA. Any such delay or rejection could prevent Carisma from commercializing its product candidates.

If any of Carisma’s relationships with these third parties terminate, it may not be able to enter into arrangements with alternative third parties or do so on commercially reasonable terms. Switching or adding additional contract research organizations, investigators and other third parties involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new contract research organization commences work. As a result, delays can occur, which could materially impact Carisma’s ability to meet its desired clinical development timelines. The COVID-19 pandemic and government measures taken in response have also had a significant impact on many contract research organizations. Although Carisma plans to carefully manage its relationships with its contract research organizations, investigators and other third parties, it may nonetheless encounter challenges or delays in the future, which could have a material and adverse impact on Carisma’s business, financial condition and prospects.

Carisma relies on third-party contract manufacturing organizations for the manufacture of both drug substance and finished drug product of its product candidates for pre-clinical and clinical testing and expect to continue to do so for commercialization. This reliance on third parties increases the risk that Carisma will not have sufficient quantities of its product candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair Carisma’s development or commercialization efforts.

Carisma does not own or operate, and currently has no plans to establish, any manufacturing facilities. Carisma relies, and expects to continue to rely, on third-party contract manufacturing organizations for both drug substance and finished drug product, as well as for commercial manufacture if any of its product candidates receive marketing approval. Carisma also currently relies on these third parties for the manufacture of plasmid and viral vectors, patient leukapheresis material logistics, as well as packaging, labeling, sterilization, storage, distribution and other production logistics. This reliance on third parties increases the risk that Carisma will not have sufficient quantities of its product candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair Carisma’s development or commercialization efforts. Carisma may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if Carisma is able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party;

•	the potential failure to manufacture Carisma’s product candidate or product according to its specifications;

•	the potential failure to manufacture Carisma’s product candidate or product according to its schedule or at all;

•	the possible misappropriation of Carisma’s proprietary information, including its trade secrets and know-how; and

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for Carisma.

Carisma or its third-party manufacturers may encounter shortages in the raw materials or active pharmaceutical ingredients necessary to produce Carisma’s product candidates in the quantities needed for its clinical trials or, if its product candidates are approved, in sufficient quantities for commercialization or to meet an increase in demand, as a result of capacity constraints or delays or disruptions in the market for the raw materials or active pharmaceutical ingredients, including shortages caused by the purchase of such raw materials or active pharmaceutical ingredients by its competitors or others. The failure of Carisma or its third-party manufacturers to obtain the raw materials or active pharmaceutical ingredients necessary to manufacture sufficient quantities of its product candidates, may have a material adverse effect on Carisma’s business.

Carisma’s third-party manufacturers are subject to inspection and approval by regulatory authorities before Carisma can commence the manufacture and sale of any of its product candidates, and thereafter subject to ongoing inspection from time to time. Third-party manufacturers may not be able to comply with current good manufacturing practices, or cGMP, regulations or similar regulatory requirements outside of the United States. Carisma’s failure, or the failure of its third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on Carisma, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of Carisma’s products.

Carisma’s product candidates and any products that it may develop may compete with other product candidates and products for access to manufacturing facilities. As a result, Carisma may not obtain access to these facilities on a priority basis or at all. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for Carisma. Any performance failure on the part of Carisma’s existing or future manufacturers could delay clinical development or marketing approval. Carisma does not currently have arrangements in place for redundant supply or a second source for bulk drug substance. If any of Carisma’s current contract manufacturers cannot perform as agreed, it may be required to replace such manufacturers. Although Carisma believes that there are several potential alternative manufacturers who could manufacture its product candidates, it may incur added costs and delays in identifying and qualifying any such replacement or be unable to reach agreement with an alternative manufacturer. In addition, the COVID-19 pandemic may impact Carisma’s ability to procure sufficient supplies for the development of its product candidates. The extent of this impact will depend on the severity and duration of the spread of the virus, and the actions undertaken to contain COVID-19 or treat its effects.

Carisma’s current and anticipated future dependence upon others for the manufacture of its product candidates or products may adversely affect its future profit margins and its ability to commercialize any products that receive marketing approval on a timely and competitive basis.

Carisma expects to depend on collaborations with third parties for the research, development and commercialization of certain of its product candidates. If Carisma’s collaborations are not successful, it may not be able to capitalize on the market potential of these product candidates and its business could be adversely affected.

Carisma anticipates seeking third-party collaborators for the research, development and commercialization of certain of its product candidates. For example, Carisma entered into a strategic collaboration with Moderna in January 2022 focused on the development of in vivo CAR-M therapeutics for up to twelve product candidates. In collaboration with Moderna, Carisma has established a myeloid tropic LNP/mRNA in vivo CAR-M platform for oncology targets, which enables an off-the-shelf approach wherein the patient’s own myeloid cells are engineered directly within their body via the administration of a myeloid-tropic LNP encapsulating macrophage reprogramming mRNA CAR constructs, removing the requirement for ex vivo cell manufacturing entirely. As part of the collaboration, Carisma received a $45.0 million up-front cash payment from Moderna, in addition to future research funding, milestone payments and royalties. Concurrent with entering into the collaboration agreement, Moderna made an investment in Carisma in the form of a $35.0 million convertible note.

Carisma’s likely collaborators for any other collaboration arrangements include large and mid-size pharmaceutical companies and biotechnology companies.

Any such arrangements with third parties will likely limit Carisma’s control over the amount and timing of resources that its collaborators dedicate to the development or commercialization of its product candidates Carisma may seek to develop with them. Carisma’s ability to generate revenues from these arrangements will depend on its collaborators’ abilities and efforts to successfully perform the functions assigned to them in these arrangements. Carisma cannot predict the success of any collaboration that it enters into.

Collaborations involving Carisma’s discovery programs or any product candidates it may develop, including its collaboration with Moderna, pose the following risks to Carisma:

•	collaborators have significant discretion in determining the amount and timing of efforts and resources that they will apply to these collaborations; for example, Carisma’s collaboration with Moderna is managed by a joint steering committee, which is comprised of representatives from Carisma and Moderna, with Moderna having final decision-making authority, subject to specified limitations;

•	collaborators may not perform their obligations as expected;

•	collaborators may not pursue development of Carisma’s product candidates or may elect not to continue or renew development programs based on results of clinical trials or other studies, changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition or business combination, that divert resources or create competing priorities;

•	collaborators may not pursue development and commercialization of any product candidates that achieve marketing approval or may elect not to continue or renew commercialization programs based on results of clinical trials or other studies, changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition or business combination, that may divert resources or create competing priorities;

•	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•	Carisma may not have access to, or may be restricted from disclosing, certain information regarding product candidates being developed or commercialized under a collaboration and, consequently, may have limited ability to inform its stockholders about the status of such product candidates on a discretionary basis; for example, data, results and know-how generated in the performance of the Moderna collaboration is deemed the confidential information of Moderna, which Carisma may not disclose except under limited circumstances;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with Carisma’s product candidates and products if the collaborators believe that the competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Carisma’s;

•	product candidates discovered in collaboration with Carisma may be viewed by Carisma’s collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the commercialization of Carisma’s product candidates;

•	a collaborator may fail to comply with applicable regulatory requirements regarding the development, manufacture, distribution or marketing of a product candidate or product;

•	a collaborator may seek to renegotiate or terminate their relationship with Carisma due to unsatisfactory clinical results, manufacturing issues, a change in business strategy, a change of control or other reasons;

•	a collaborator with marketing and distribution rights to one or more of Carisma’s product candidates that achieve marketing approval may not commit sufficient resources to the marketing and distribution of such product or products;

•	disagreements with collaborators, including disagreements over intellectual property or proprietary rights, contract interpretation or the preferred course of development, might cause delays or terminations of the research, development or commercialization of product candidates, might lead to additional responsibilities for Carisma with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

•	Carisma may lose certain valuable rights under circumstances identified in its collaborations, including if it undergoes a change of control;

•	collaborators may not properly obtain, maintain, enforce, defend or protect Carisma’s intellectual property or proprietary rights or may use its proprietary information in such a way as to potentially lead to disputes or legal proceedings that could jeopardize or invalidate its intellectual property or proprietary information or expose Carisma to potential litigation; for example, Moderna has the first right to prosecute, enforce or defend certain patent rights under its agreement with Carisma, and although Carisma may have the right to assume the prosecution, enforcement or defense of such patent rights if Moderna does not, Carisma’s ability to do so may be compromised by Moderna’s actions;

•	disputes may arise with respect to the ownership of intellectual property developed pursuant to Carisma’s collaborations;

•	collaborators may infringe, misappropriate or otherwise violate the intellectual property or proprietary rights of third parties, which may expose Carisma to litigation and potential liability;

•	collaborations may be terminated, and, if terminated, Carisma could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates; for example, Moderna has the right to terminate its agreement with Carisma for convenience in its entirety or with respect to a specific product or target on ninety days’ prior notice, in connection with a material breach of the agreement by Carisma that remains uncured for a specified period of time or in the event of specified insolvency events involving Carisma; and

•	collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner, or at all. If a present or future collaborator of Carisma’s were to be involved in a business combination, the continued pursuit and emphasis on its product development or commercialization program under such collaboration could be delayed, diminished or terminated.

If any collaborations that Carisma enters into do not result in the successful development and commercialization of products or if one of Carisma’s collaborators terminates its agreement with it, Carisma may not receive any future research funding or milestone or royalty payments under the collaboration. If Carisma does not receive the funding it expects under these agreements, its development of its product candidates could be delayed and it may need additional resources to develop its product candidates. All of the risks relating to product development, marketing approval and commercialization described herein also apply to the activities of Carisma’s collaborators.

Carisma may in the future decide to collaborate with biopharmaceutical companies for the development and potential commercialization of any product candidates it may develop. These relationships, or those like them, may require Carisma to incur non-recurring and other charges, increase Carisma’s near- and long-term expenditures, issue securities that dilute Carisma’s existing stockholders, or disrupt Carisma’s management and business. In addition, Carisma could face significant competition in seeking appropriate collaborators, and the negotiation process is time-consuming and complex. Carisma’s ability to reach a definitive collaboration agreement will depend, among other things, upon its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of several factors. If Carisma licenses rights to any product candidates it or its collaborators may develop, Carisma may not be able to realize the benefit of such transactions if it is unable to successfully integrate them with its existing operations and company culture.

Carisma may seek to establish additional collaborations. If Carisma is not able to establish or maintain additional collaborations, on commercially reasonable terms, it may have to alter its development and commercialization plans and its business could be adversely affected.

To realize the full potential of Carisma’s macrophage engineering platform and accelerate the development of additional macrophage engineering programs, Carisma plans to continue to selectively pursue collaborations with leading biopharmaceutical companies with particular experience, including development and commercial expertise and capabilities. Carisma faces significant competition in attracting appropriate collaborators, and a number of more established companies may also be pursuing strategies to license or acquire third-party intellectual property rights that it considers attractive. These established companies may have a competitive advantage over Carisma due to their size, financial resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Carisma to be a competitor may be unwilling to assign or license rights to Carisma. Whether Carisma reaches a definitive agreement for a collaboration will depend, among other things, upon its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or other regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to Carisma’s ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, the terms of any existing collaboration agreements, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with Carisma for its product candidate. Carisma may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate, document and execute. In addition, there have been a significant number of recent business combinations among large biopharmaceutical companies that have resulted in a reduced number of potential future collaborators. Any collaboration Carisma may enter into may limit its ability to enter into future agreements on particular terms or covering similar target indications with other potential collaborators.

If Carisma is unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms or at all, it may have to curtail the development of a product candidate, reduce or delay its development program or one or more of Carisma’s other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase its expenditures and undertake development or commercialization activities at its own expense. If Carisma elects to fund and undertake development or commercialization activities on its own, it may need to obtain additional expertise and additional capital, which may not be available to Carisma on acceptable terms or at all. If Carisma fails to enter into collaborations and does not have sufficient funds or expertise to undertake the necessary development and commercialization activities, it may not be able to further develop its product candidates or bring them to market and generate revenue from product sales, which could have an adverse effect on its business, prospects, financial condition and results of operations.

Carisma has a number of academic collaborations to supplement its internal discovery and product development program. If any such collaborator decides to discontinue or devote less resources to such research, Carisma’s discovery programs could be diminished.

Carisma’s discovery engine is supplemented by academic collaborations to expand its platform, which Carisma relies upon to advance its development and commercialization plans for its product candidates. In August 2020, Carisma entered into a scientific research and licensing agreement with Nathaniel R. Landau, Ph.D. and NYU Langone Health through which it obtained exclusive rights to develop their Vpx lentiviral vector globally for all indications. Carisma also has an ongoing discovery program in neurodegeneration being pursued through a sponsored research agreement with Dr. Saar Gill, Associate Professor of Medicine at the University of Pennsylvania and co-founder of Carisma, to develop CAR macrophages and microglia targeted against protein aggregates associated with neurodegenerative disease pathology. In addition, Carisma from time to time may enter into academic research collaborations to explore the development of new technologies and indications.

While these academic institutions have contractual obligations to Carisma, they are independent entities and are not under Carisma’s control or the control of Carisma’s officers or directors. Carisma’s research and licensing agreements with academic collaborators generally provide academic collaborators with license maintenance fees, development and regulatory milestone payments, royalties on net sales of products and a portion of sublicense income that Carisma receives. Upon the scheduled expiration of any academic collaboration, Carisma may not be able to renew the related agreement or any renewal could be on terms less favorable to Carisma than those contained in the existing agreement. Furthermore, either Carisma or the academic institution generally may terminate the sponsored research agreement for convenience following a specified notice period. If any of these academic institutions decides to not renew or to terminate the related agreement or decides to devote fewer resources to such activities, Carisma’s discovery efforts would be diminished, while its royalty obligations, if any, would continue unmodified.

Any acquisitions or in-license transactions that Carisma completes could disrupt its business, cause dilution to its stockholders or reduce its financial resources.

Carisma has licensed three patent families from the University of Pennsylvania and one patent family from New York University and may enter into transactions to in-license or acquire other businesses, intellectual property, technologies, product candidates or products. If Carisma determines to pursue a particular transaction, it may not be able to complete the transaction on favorable terms, or at all. Any in-licenses or acquisitions Carisma completes may not strengthen its competitive position, and these transactions may be viewed negatively by customers or investors. Carisma may decide to incur debt in connection with an in-license or acquisition or issue its common stock or other equity securities to the stockholders of the target company, which would reduce the percentage ownership of its existing stockholders. Carisma could incur losses resulting from undiscovered liabilities that are not covered by the indemnification it may obtain from the seller. In addition, Carisma may not be able to successfully integrate the acquired personnel, technologies and operations into its existing business in an effective, timely and nondisruptive manner. In-license and acquisition transactions may also divert management attention from day-to-day responsibilities, increase its expenses and reduce its cash available for operations and other uses. Carisma cannot predict the number, timing or size of additional future in-licenses or acquisitions or the effect that any such transactions might have on its operating results.

The FDA, European Medicines Agency, or EMA, or other comparable foreign regulatory authorities could require the clearance or approval of a companion diagnostic device as a condition of approval for any product candidate that requires or would commercially benefit from such tests. Failure to successfully validate, develop and obtain regulatory clearance or approval for companion diagnostics on a timely basis or at all could harm Carisma's product development strategy and Carisma may not realize the commercial potential of any such product candidate.

If safe and effective use of any of Carisma's other product candidates depends on an in vitro diagnostic, then the FDA generally will require approval or clearance of that diagnostic, known as a companion diagnostic, at the same time that the FDA approves Carisma's product candidates. The process of obtaining or creating such diagnostic is time consuming and costly. Companion diagnostics, which provide information that is essential for the safe and effective use of a corresponding therapeutic product, are subject to regulation by the FDA, EMA and other comparable foreign regulatory authorities as medical devices and require separate regulatory approval from therapeutic approval prior to commercialization. The FDA previously has required in vitro companion diagnostics intended to select the patients who will respond to a product candidate to obtain pre-market approval, or PMA, simultaneously with approval of the therapeutic candidate. The PMA process, including the gathering of preclinical and clinical data and the submission and review by the FDA, can take several years or longer. It involves a rigorous pre-market review during which the sponsor must prepare and provide the FDA with reasonable assurance of the device's safety and effectiveness and information about the device and its components regarding, among other things, device design, manufacturing, and labeling. After a device is placed on the market, it remains subject to significant regulatory requirements, including requirements governing development, testing, manufacturing, distribution, marketing, promotion, labeling, import, export, record-keeping, and adverse event reporting.

Given Carisma's limited experience in developing and commercializing diagnostics, Carisma does not plan to develop companion diagnostics internally and thus will be dependent on the sustained cooperation and effort of third-party collaborators in developing and obtaining approval for these companion diagnostics. Carisma may not be able to enter into arrangements with a provider to develop a companion diagnostic for use in connection with a registrational trial for Carisma's product candidates or for commercialization of Carisma's product candidates, or do so on commercially reasonable terms, which could adversely affect and/or delay the development or commercialization of Carisma's product candidates. Carisma and its future collaborators may encounter difficulties in developing and obtaining approval for the companion diagnostics, including issues relating to selectivity/specificity, analytical validation, reproducibility, or clinical validation. Any delay or failure by Carisma's collaborators to develop or obtain regulatory approval of the companion diagnostics could delay or prevent approval of Carisma's product candidates. In addition, Carisma, its collaborators or third parties may encounter production difficulties that could constrain the supply of the companion diagnostics, and both they and Carisma may have difficulties gaining acceptance of the use of the companion diagnostics by physicians.

Any companion diagnostic collaborator or third party with whom Carisma contracts may decide not to commercialize or to discontinue selling or manufacturing the companion diagnostic that Carisma anticipates using in connection with development and commercialization of its product candidates, or Carisma's relationship with such collaborator or third party may otherwise terminate. Carisma may not be able to enter into arrangements with another provider to obtain supplies of an alternative diagnostic test for use in connection with the development and commercialization of its product candidates or do so on commercially reasonable terms, which could adversely affect and/or delay the development or commercialization of its product candidates.

Risks Related to Carisma’s Intellectual Property

If Carisma is unable to obtain, maintain and enforce patent protection for its technology and product candidates or if the scope of the patent protection obtained is not sufficiently broad, its competitors could develop and commercialize technology and products similar or identical to Carisma’s, and its ability to successfully develop and commercialize its technology and product candidates may be adversely affected and Carisma may not be able to compete effectively in its market.

Carisma’s commercial success depends in part on its ability to obtain, maintain and enforce protection of the intellectual property it may own solely and jointly with others or may license from others, particularly patents, in the United States and other countries with respect to any proprietary technology and product candidates. Carisma seeks to protect its proprietary position by filing patent applications in the United States and abroad related to its technologies and product candidates that are important to its business and by in-licensing intellectual property related to such technologies and product candidates. If Carisma is unable to obtain, maintain or enforce patent protection with respect to any proprietary technology or product candidate, its business, financial condition, results of operations and prospects could be materially harmed. Any disclosure to or misappropriation by third parties of Carisma’s confidential proprietary information could enable competitors to quickly duplicate or surpass Carisma’s technological achievements, thus eroding Carisma’s competitive position in its market. Moreover, the patent applications Carisma owns, co-owns or licenses may fail to result in issued patents in the United States or in other foreign countries.

The patent prosecution process is expensive, time-consuming and complex, and Carisma may not be able to file, prosecute, maintain, defend or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Carisma will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, Carisma does not have the right to control the preparation, filing and prosecution of patent applications, or to maintain, enforce and defend the patents, covering technology that Carisma licenses from third parties. Therefore, these in-licensed patents and applications may not be prepared, filed, prosecuted, maintained, defended and enforced in a manner consistent with the best interests of its business.

The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the scope of patent protection outside of the United States is uncertain and laws of foreign countries may not protect Carisma’s rights to the same extent as the laws of the United States or vice versa. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. With respect to both owned and in-licensed patent rights, Carisma cannot predict whether the patent applications Carisma and its licensors are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors. Further, Carisma may not be aware of all third-party intellectual property rights potentially relating to its product candidates. In addition, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not published at all. Therefore, neither Carisma nor its licensors can know with certainty whether either Carisma or its licensors were the first to make the inventions claimed in the patents and patent applications Carisma owns or in-licenses now or in the future, or that either Carisma or its licensors were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of its patent rights are highly uncertain. Moreover, its owned or in-licensed pending and future patent applications may not result in patents being issued which protects its technology and product candidates, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of its patents and its ability to obtain, protect, maintain, defend and enforce its patent rights, narrow the scope of its patent protection and, more generally, could affect the value or narrow the scope of its patent rights.

Moreover, Carisma or its licensors may be subject to a third-party preissuance submission of prior art to the U.S. Patent and Trademark Office, or the USPTO, or become involved in opposition, derivation, revocation, reexamination, inter partes review, post-grant review or interference proceedings challenging its patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, its patent rights, allow third parties to commercialize its technology or product candidates and compete directly with it, without payment to it, or result in its inability to manufacture or commercialize products without infringing third-party patent rights. If the breadth or strength of protection provided by its patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with it to license, develop or commercialize current or future product candidates.

Carisma’s owned or licensed patent estate includes patent applications, many of which are at an early stage of prosecution. The coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if its owned or in-licensed patent applications issue as patents, they may not issue in a form that will provide it with any meaningful protection, prevent competitors from competing with it or otherwise provide it with any competitive advantage. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and its owned and in-licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit its ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of its technology and product candidates. Such proceedings also may result in substantial cost and require significant time from its management and employees, even if the eventual outcome is favorable to Carisma. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. Furthermore, its competitors may be able to circumvent its owned or in-licensed patents by developing similar or alternative technologies or products in a non-infringing manner. As a result, its patent portfolio may not provide it with sufficient rights to exclude others from commercializing technology and products similar or identical to any of its technology and product candidates.

Patent terms may be inadequate to protect Carisma’s competitive position with respect to its current or future product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but there is no assurance that any such extensions will be obtained, and the life of a patent, and the protection it affords, is limited. Even if patents covering Carisma’s current or future product candidates are obtained, once the patent life has expired, it may be open to competition from competitive products, including generics or biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, its patent portfolio may not provide it with sufficient rights to exclude others from commercializing products similar or identical to Carisma’s.

In the United States, patent term can also be adjusted due to delays that occur during examination of patent applications, which may extend the term of a patent beyond 20 years. There is a risk that Carisma may take action that detracts from any accrued patent term adjustment.

It is necessary to pay certain maintenance fees, also referred to as annuities or renewal fees in some countries, throughout the lifetime of a patent at regular intervals. Failure to pay these fees can cause a granted patent to prematurely expire, without an opportunity for revival. There is a risk that Carisma may be unable to maintain patent protection for certain patents in all markets due to finite availability of resources.

If Carisma is unable to obtain licenses from third parties on commercially reasonable terms or fail to comply with its obligations under such agreements, its business could be harmed.

It may be necessary for it to use the patented or proprietary technology of third parties to commercialize its products, in which case Carisma would be required to obtain a license from these third parties. If Carisma is unable to license such technology, or if Carisma is forced to license such technology on unfavorable terms, its business could be materially harmed. If Carisma is unable to obtain a necessary license, Carisma may be unable to develop or commercialize the affected product candidate(s), which could materially harm its business and the third parties owning such intellectual property rights could seek either an injunction prohibiting its sales or an obligation on its part to pay royalties and/or other forms of compensation. Even if Carisma is able to obtain a license, it may be non-exclusive, thereby giving its competitors access to the same technologies licensed to it.

If Carisma is unable to obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights Carisma has, Carisma may be required to expend significant time and resources to redesign its technology, product candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If Carisma is unable to do so, Carisma may be unable to develop or commercialize the affected technology and product candidates, which could harm its business, financial condition, results of operations and prospects significantly.

Additionally, if Carisma fails to comply with its obligations under any license agreements, its counterparties may have the right to terminate these agreements, in which event Carisma might not be able to develop, manufacture or market, or may be forced to cease developing, manufacturing or marketing, any product that is covered by these agreements or may face other penalties under such agreements. Such an occurrence could materially adversely affect the value of the product candidate being developed under any such agreement. Termination of these agreements or reduction or elimination of its rights under these agreements, or restrictions on its ability to freely assign or sublicense its rights under such agreements when it is in the interest of its business to do so, may result in it having to negotiate new or restated agreements with less favorable terms, cause it to lose its rights under these agreements, including its rights to important intellectual property or technology or impede, or delay or prohibit the further development or commercialization of one or more product candidates that rely on such agreements.

If Carisma does not obtain patent term extension for any product candidates it may develop, its business may be materially harmed.

In the United States, the term of a patent that covers an FDA-approved drug may, in certain cases, be eligible for a patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, as compensation for the loss of a patent term during the FDA regulatory review process for a drug product subject to the provisions of the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent term extension of up to five years, but patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only one patent among those eligible for an extension and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions are available in Europe and certain other non-United States jurisdictions to extend the term of a patent that covers an approved drug. While, in the future, if and when its product candidates receive FDA approval, Carisma expects to apply for patent term extensions on patents covering those product candidates, there is no guarantee that the applicable authorities, including the FDA, will agree with its assessment of whether such extensions should be granted, and even if granted, the length of such extensions. Carisma may not be granted patent term extension either in the United States or in any foreign country because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the term of extension, as well as the scope of patent protection during any such extension, afforded by the governmental authority could be less than requests. If Carisma is unable to obtain any patent term extension or the term of any such extension is less than it requests, its competitors may obtain approval of competing products following the expiration of its patent rights, and its business, financial condition, results of operations and prospects could be materially harmed.

Changes to patent laws in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing its ability to protect its products.

Changes in either the patent laws or interpretation of patent laws in the United States, including patent reform legislation such as the Leahy-Smith America Invents Act, or the Leahy-Smith Act, could increase the uncertainties and costs surrounding the prosecution of its owned or in-licensed patent applications and the maintenance, enforcement or defense of its owned or in-licensed issued patents.

In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and wakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on Carisma’s patent rights and its ability to protect, defend and enforce its patent rights in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions, changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken Carisma’s ability to obtain new patents or to enforce patents that Carisma owns or has licensed or that Carisma may obtain in the future.

The federal government retains certain rights in inventions created using its financial assistance under the Bayh-Dole Act. The federal government retains a “nonexclusive, nontransferable, irrevocable, paid-up license” for its own benefit. The Bayh-Dole Act also provides federal agencies with “march-in rights”. March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a “nonexclusive, partially exclusive, or exclusive license” to a “responsible applicant or applicants.” If the patent owner refuses to do so, the government may grant the license itself. Carisma collaborates with a number of universities with respect to certain of its research and development. Carisma cannot be sure that any co-developed intellectual property will be free from government rights pursuant to the Bayh-Dole Act. If, in the future, Carisma co-owns or in-licenses technology which is critical to its business that is developed in whole or in part with federal funds subject to the Bayh-Dole Act, its ability to enforce or otherwise exploit patents covering such technology may be adversely affected.

Although Carisma or its licensors are not currently involved in any litigation, Carisma may become involved in lawsuits to protect or enforce its patent, the patents of its licensors or other intellectual property rights, which could be expensive, time-consuming and unsuccessful.

Competitors and other third parties may infringe, misappropriate or otherwise violate Carisma’s or its licensor’s issued patents, the patents of its licensors or other intellectual property. It may be difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s product. To counter infringement or misappropriation, Carisma or its licensors may need to file infringement, misappropriation or other intellectual property related claims, which can be expensive and time-consuming and can distract its management and scientific personnel. There can be no assurance that Carisma will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Any claims Carisma asserts against perceived infringers could provoke such parties to assert counterclaims against it, alleging that it infringes, misappropriates or otherwise violates their intellectual property.

In addition, in a patent infringement proceeding, such parties could counterclaim that the patents Carisma or its licensors have asserted are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including novelty, non-obviousness, enablement, or written description. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may institute such claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions, such as opposition proceedings. The outcome following legal assertions of invalidity and unenforceability is unpredictable. Similarly, if Carisma or its licensors assert trademark infringement claims, a court may determine that the marks Carisma or its licensors have asserted are invalid or unenforceable, or that the party against whom Carisma or its licensors have asserted trademark infringement has superior rights to the marks in question. In this case, Carisma could ultimately be forced to cease use of such trademarks, which could materially harm its business and negatively affect its position in the marketplace.

An adverse result in any such proceeding could put one or more of its owned or in-licensed patents at risk of being invalidated, held unenforceable or interpreted narrowly, could put any of its owned or in-licensed patent applications at risk of not yielding an issued patent, and could limit its or its licensor’s ability to assert those patents against those parties, or other competitors, and curtail or preclude its ability to exclude third parties from developing and commercializing similar or competitive products. A court may also refuse to stop the third party from using the technology at issue in a proceeding on the grounds that its owned or in-licensed patents do not cover such technology. Even if Carisma establishes infringement, a court may not order the third party to stop using the technology at issue and instead award only monetary damages to Carisma, which may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of its confidential information or trade secrets could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of its common stock. Any of the foregoing could allow such third parties to develop and commercialize competing technologies and products and have a material adverse impact on its business, financial condition, results of operations and prospects.

Interference or derivation proceedings provoked by third parties or brought by Carisma or declared by the USPTO may be necessary to determine the priority of inventions with respect to its patents or patent applications. An unfavorable outcome could require it to cease using the related technology or to attempt to license rights to it from the prevailing party. Carisma’s business could be harmed if the prevailing party does not offer it a license on commercially reasonable terms or at all, or if a non-exclusive license is offered and its competitors gain access to the same technology. Its defense of litigation or interference or derivation proceedings may fail and, even if successful, may result in substantial costs and distract its management, technical personnel and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on its ability to raise the funds necessary to continue its clinical trials, continue its research programs, license necessary technology from third parties, or enter into development partnerships that would help it bring its product candidates to market.

Any such litigation or proceedings could substantially increase Carisma’s operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

Carisma may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of Carisma’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Carisma can because of their greater financial resources in one or more aspects, or for other reasons. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise Carisma’s ability to compete in the marketplace.

Carisma may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

A third party may hold intellectual property, including patent rights, that are important or necessary to the development of Carisma’s products. It may be necessary for it to use the patented or proprietary technology of a third party to commercialize its own technology or products, in which case it would be required to obtain a license from such third party. A license to such intellectual property may not be available or may not be available on commercially reasonable terms, which could have a material adverse effect on Carisma’s business and financial condition.

The licensing and acquisition of third-party intellectual property rights is a competitive practice, and companies that may be more established, or have greater resources than Carisma, may also be pursuing strategies to license or acquire third-party intellectual property rights that it may consider necessary or attractive in order to commercialize its product candidates. More established companies may have a competitive advantage over Carisma due to their larger size and cash resources or greater clinical development and commercialization capabilities. Carisma may not be able to successfully complete such negotiations and ultimately acquire the rights to the intellect al property surrounding the additional product candidates that it may seek to acquire.

Third parties may initiate legal proceedings alleging that Carisma is infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of its business.

Carisma’s commercial success depends upon its ability and the ability of its collaborators to develop, manufacture, market and sell its product candidates and use its proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of third parties. There is considerable patent and other intellectual property litigation in the biopharmaceutical industry. Carisma may become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to its technology and product candidates, including interference proceedings, post grant review, inter partes review, and derivation proceedings before the USPTO and similar proceedings in foreign jurisdictions, such as opposition proceedings before the European Patent Office. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Carisma is pursuing development candidates. As the biopharmaceutical industry expands and more patents are issued, the risk increases that its technologies or product candidates that Carisma may identify may be subject to claims of infringement of the patent rights of third parties.

The legal threshold for initiating litigation or contested proceedings is low, so even lawsuits or proceedings with a low probability of success might be initiated and require significant resources to defend. Litigation and contested proceedings can also be expensive and time-consuming, and its adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than Carisma can. The risks of being involved in such litigation and proceedings may increase if and as its product candidates near commercialization and as Carisma gains the greater visibility associated with being a public company. Third parties may assert infringement claims against it based on existing patents or patents that may be granted in the future, regardless of merit. Even if Carisma diligently searches third-party patents for potential infringement by its products or product candidates, it may not successfully find patents its products or product candidates may infringe. Carisma may not be aware of all such intellectual property rights potentially relating to its technology and product candidates and their uses, or Carisma may incorrectly conclude that third-party intellectual property is invalid or that its activities and product candidates do not infringe such intellectual property. Thus, Carisma does not know with certainty that its technology and product candidates, or its development and commercialization thereof, do not and will not infringe, misappropriate or otherwise violate any third party’s intellectual property.

Third parties may assert that Carisma is employing its proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations or methods, such as methods of manufacture or methods for treatment, related to the discovery, use or manufacture of the product candidates that Carisma may identify or related to its technologies. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that the product candidates that Carisma may identify may infringe. In addition, third parties may obtain patents in the future and claim that use of its technologies infringe upon these patents. Moreover, as noted above, there may be existing patents that Carisma is not aware of or that Carisma has incorrectly concluded are invalid or not infringed by its activities. If any third-party patents were held by a court of competent jurisdiction to cover, for example, the manufacturing process of the product candidates that Carisma may identify, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block its ability to commercialize such product candidate unless Carisma obtained a license under the applicable patents, or until such patents expire.

Parties making claims against it may obtain injunctive or other equitable relief, which could effectively block its ability to further develop and commercialize the product candidates that Carisma may identify. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from its business. In the event of a successful claim of infringement against Carisma, it may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign its infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Carisma may choose to take a license or, if it is found to infringe, misappropriate or otherwise violate a third party’s intellectual property rights, it could also be required to obtain a license from such third party to continue developing, manufacturing and marketing its technology and product candidates. However, it may not be able to obtain any required license on commercially reasonable terms or at all. Even if it is able to obtain a license, it could be non-exclusive, thereby giving its competitors and other third parties access to the same technologies licensed to it and could require it to make substantial licensing and royalty payments. Carisma could be forced, including by court order, to cease developing, manufacturing and commercializing the infringing technology or product. In addition, Carisma could be found liable for significant monetary damages, including treble damages and attorneys’ fees, if Carisma is found to have willfully infringed a patent or other intellectual property right, it could be forced to indemnify its customers or collaborators. A finding of infringement could prevent it from commercializing its product candidates or force it to cease some of its business operations, which could materially harm its business. In addition, Carisma may be forced to redesign its product candidates, seek new regulatory approvals and indemnify third parties pursuant to contractual agreements. Claims that Carisma has misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on its business, financial condition, results of operations and prospects.

If its trademarks and trade names are not adequately protected, then Carisma may not be able to build name recognition in its markets of interest and its business may be adversely affected.

While Carisma seeks to protect the trademarks and trade names it uses in the United States and in other countries, it may be unsuccessful in obtaining registrations or otherwise protecting these trademarks and trade names, which it needs to build name recognition in its markets of interest and among potential partners or customers. Carisma relies on both registration and common law protection for its trademarks. Its registered or unregistered trademarks or trade names may be challenged, infringed, diluted or declared generic, or determined to be infringing on other marks. At times, competitors may adopt trademarks and trade names similar to ours, or collaborators may fail to use Carisma’s trade names or trademarks, thereby impeding its ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of its registered or unregistered trademarks. If Carisma is unable to protect its rights to trademarks and trade names, Carisma may be prevented from using such marks and names unless Carisma enters into appropriate royalty, license or coexistence agreements, which may not be available or may not be available on commercially reasonable terms.

During trademark registration proceedings, Carisma may receive rejections. Although Carisma would be given an opportunity to respond to those rejections, it may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against its trademarks, and its trademarks may not survive such proceedings. Effective trademark protection may not be available or may not be sought in every country in which its products are made available. Any name Carisma proposes to use for its products in the United States must be approved by the FDA, regardless of whether Carisma has registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA objects to any of its proposed product names, Carisma may be required to expend significant additional resources in an effort to identify a usable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. If Carisma is unable to establish name recognition based on its trademarks and trade names, Carisma may not be able to compete effectively and its business may be adversely affected.

Carisma may license its trademarks and trade names to third parties, such as distributors and collaborators. Though these license agreements may provide guidelines for how Carisma's trademarks and trade names may be used, a breach of these agreements or misuse of or failure to use its trademarks and trade names by its licensees may jeopardize its rights in or diminish the goodwill associated with its trademarks and trade names. Carisma's efforts to enforce or protect its proprietary rights related to trademarks, trade names, trade secrets, know-how, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect Carisma’s business, financial condition, results of operations and prospects.

Intellectual property litigation or other legal proceedings relating to intellectual property could cause it to spend substantial resources and distract its personnel from their normal responsibilities.

Even if resolved in its favor, litigation or other legal proceedings relating to intellectual property claims may cause it to incur significant expenses and could distract its technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of its common stock. Such litigation or proceedings could substantially increase its operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Carisma may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of its competitors may be able to sustain the costs of such litigation or proceedings more effectively than Carisma can because of their greater financial resources and may also have an advantage in such proceedings due to their more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of intellectual property litigation or other proceedings could compromise its ability to compete in the marketplace.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and its patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance, renewal and annuity fees and various other government fees on any issued patent and pending patent application must be paid to the USPTO and foreign patent agencies in several stages or annually over the lifetime of its patents and patent applications. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In certain circumstances, Carisma relies on its licensing partners to pay these fees to, or comply with the procedural and documentary rules of, the relevant patent agency. With respect to its patents, Carisma relies on an annuity service, outside firms and outside counsel to remind it of the due dates and to make payment after Carisma instructs them to do so. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, potential competitors might be able to enter the market with similar or identical products or technology. If Carisma or its licensors fail to maintain the patents and patent applications covering its product candidates, it would have a material adverse effect on its business, financial condition, results of operations and prospects.

If Carisma fails to comply with its obligations in its current and future intellectual property licenses and funding arrangements with third parties, or otherwise experience disruptions to its business relationships with its licensors, Carisma could lose intellectual property rights that are important to its business.

Carisma is party to a number license and research agreements. Some of these agreements provide Carisma with the intellectual property rights required for the development of its product candidates, including the license agreement with the University of Pennsylvania. These licenses and research agreements and similar agreements in the future may impose diligence, development and commercialization timelines, and milestone payment, royalty, insurance and other obligations on Carisma. If Carisma fails to comply with such obligations, the parties to these agreements may decide to terminate the agreements or require Carisma to grant them certain rights, in which Carisma may not be able to develop, manufacture, or market any products without the rights granted to it by these agreements and may face other penalties. Any such occurrences could adversely affect the value of any product candidate being developed, including CT-0508.

For a variety of purposes, Carisma will likely enter into additional licensing and funding arrangements with third parties that may impose similar obligations on Carisma. Termination of these agreements or reduction or elimination of its rights under these agreements may result in it having to negotiate new or restated agreements with less favorable terms, or cause it to lose its rights under these agreements, including its rights to important intellectual property or technology, which would have a material adverse effect on its business, financial condition, results of operations and prospects. While Carisma still faces all of the risks described herein with respect to such agreements, Carisma cannot prevent third parties from also accessing those technologies. In addition, its licenses may place restrictions on its future business opportunities.

In addition to the above risks, intellectual property rights that Carisma licenses in the future may include sublicenses under intellectual property owned by third parties, in some cases through multiple tiers. The actions of its licensors may therefore affect its rights to use its sublicensed intellectual property, even if Carisma is in compliance with all of the obligations under its license agreements. Should its licensors or any of the upstream licensors fail to comply with their obligations under the agreements pursuant to which they obtain the rights that are sublicensed to Carisma, or should such agreements be terminated or amended, its ability to develop and commercialize its product candidates may be materially harmed.

•	Disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation related issues;

•	the extent to which its technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under its collaborative development relationships;

•	its diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by its licensors and it and its partners; and

•	the payment obligations with respect to licensed technology.

In addition, the agreements under which Carisma currently licenses intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what Carisma believes to be the scope of its rights to the relevant intellectual property or technology or increase what Carisma believes to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on its business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that Carisma has licensed prevent or impair its ability to maintain its current licensing arrangements on commercially acceptable terms, Carisma may be unable to successfully develop and commercialize the affected technology and product candidates, which could have a material adverse effect on its business, financial conditions, results of operations and prospects.

Further, licensors could retain the right to prosecute and defend the intellectual property rights licensed to Carisma, in which case Carisma would depend on its licensors to control the prosecution, maintenance and enforcement of all of its licensed and sublicensed intellectual property, and even when it does have such rights, Carisma may require the cooperation of its licensors and upstream licensors, which may not be forthcoming. Licensors may determine not to pursue litigation against other companies or may pursue such litigation less aggressively than Carisma would. Its business could be adversely affected if Carisma or its licensors are unable to prosecute, maintain and enforce its licensed and sublicensed intellectual property effectively.

Carisma’s current or future licensors may have relied on third-party consultants or collaborators or on funds from third parties such that its licensors are not the sole and exclusive owners of the patents and patent applications Carisma in-licenses. If other third parties have ownership rights to patents or patent applications Carisma in-licenses, they may be able to license such patents to its competitors, and its competitors could market competing products and technology. This could have a material adverse effect on its competitive position, business, financial conditions, results of operations and prospects.

In spite of its best efforts, its licensors might conclude that Carisma has materially breached its license agreements and might therefore terminate the license agreements, thereby removing its ability to develop and commercialize product candidates and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying intellectual property fails to provide the intended exclusivity, competitors would have the freedom to seek regulatory approval of, and to market, products and technologies identical to its. This could have a material adverse effect on its competitive position, business, financial condition, results of operations and prospects.

Carisma may not be able to protect its intellectual property and proprietary rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect its rights to the same extent as the laws of the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States, and even where such protection is nominally available, judicial and governmental enforcement of such intellectual property rights may be lacking. Consequently, Carisma may not be able to prevent third parties from practicing its inventions in all countries outside the United States, or from selling or importing products made using its inventions in and into the United States or other jurisdictions. Competitors may use its technologies in jurisdictions where Carisma has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Carisma has patent protection or licenses but enforcement is not as strong as that in the United States. These products may compete with its products, and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for it to stop the infringement of its patents or marketing of competing products in violation of its intellectual property and proprietary rights generally. In addition, certain jurisdictions do not protect to the same extent or at all inventions that constitute new methods of treatment.

Proceedings to enforce its intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert its efforts and attention from other aspects of its business, could put its patents at risk of being invalidated, held unenforceable or interpreted narrowly, could put its patent applications at risk of not issuing, and could provoke third parties to assert claims against Carisma. Carisma may not prevail in any lawsuits that Carisma initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, its efforts to enforce its intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Carisma develops or licenses.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If Carisma or any of its licensors are forced to grant a license to third parties with respect to any patents relevant to its business, its competitive position may be impaired, and its business, financial condition, results of operations and prospects may be adversely affected.

Carisma may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.

Carisma or its licensors may be subject to claims that former employees, collaborators or other third parties have an interest in its owned or in-licensed patents, trade secrets or other intellectual property as an inventor or co-inventor. For example, Carisma or its licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing its product candidates. Although it is Carisma’s policy to require its employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to Carisma, it may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that Carisma regards as its own, and Carisma cannot be certain that its agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which Carisma may not have an adequate remedy. The assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and litigation may be necessary to defend against these and other claims challenging inventorship or its or its licensors’ ownership of its owned or in-licensed patents, trade secrets or other intellectual property. If Carisma or its licensors fail in defending any such claims, in addition to paying monetary damages, Carisma may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to its product candidates. Even if Carisma is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on its business, financial condition, results of operations and prospects.

Carisma may be subject to claims by third parties asserting that its employees, consultants or contractors have wrongfully used or disclosed confidential information of third parties, including of their current or former employers or claims asserting Carisma has misappropriated their intellectual property, or is claiming ownership of what Carisma regards as its own intellectual property.

Many of Carisma’s employees, consultants and contractors have been previously employed at universities or other biopharmaceutical companies, including its competitors or potential competitors. Although Carisma tries to ensure that its employees, consultants and contractors do not use the proprietary information or know-how of others in their work for Carisma, Carisma may be subject to claims that these individuals or Carisma have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims.

If Carisma fails in prosecuting or defending any such claims, in addition to paying monetary damages, Carisma may lose valuable intellectual property rights or personnel, which could have a material adverse effect on its competitive business position and prospects. Such intellectual property rights could be awarded to a third party, and Carisma could be required to obtain a license from such third party to commercialize its technology or products, which license may not be available on commercially reasonable terms, or at all, or such license may be non-exclusive. Even if Carisma is successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to its management and employees.

If Carisma is unable to protect the confidentiality of its trade secrets, its business and competitive position would be harmed.

In addition to seeking patents for some of its technology and product candidates, Carisma also relies on trade secrets and confidentiality agreements to protect its unpatented know-how, technology and other proprietary information, to maintain its competitive position. Carisma seeks to protect its trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as its employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties. Carisma may have also entered into confidentiality and invention or patent assignment agreements with its employees and consultants, but Carisma cannot guarantee that it has entered into such agreements with each party that may have or has had access to its trade secrets or proprietary technology. To the extent Carisma becomes involved in litigation that may require discovery of its trade secrets, know-how and other proprietary technology, Carisma will seek to secure protective orders from the court that bind the parties with access to the discovered information. Despite these efforts, any of these parties may breach the agreements and disclose its proprietary information, including its trade secrets, and Carisma may not be able to obtain adequate remedies for such breaches. Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside of the United States are less willing or unwilling to protect trade secrets. In addition, Carisma cannot be certain that proprietary technical information and related confidential documents that Carisma has shared with its collaborators and/or submitted to governmental agencies, including regulatory agencies for evaluation and supervision of pharmaceutical products, will be kept confidential. If any of its trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, Carisma would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with Carisma. If any of its trade secrets were to be disclosed to or independently developed by a competitor or other third party, its competitive position would be materially and adversely harmed.

Intellectual property rights do not necessarily address all potential threats to Carisma.

The degree of future protection afforded by Carisma’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect its business or permit it to maintain its competitive advantage. For example:

•	others may be able to make product candidates that are similar to Carisma’s but that are not covered by the claims of the patents that it owns or licenses;

•	Carisma, or its license partners or current or future collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent applications that it licenses or may own in the future;

•	Carisma, or its license partners or current or future collaborators, might not have been the first to file patent applications covering its inventions;

•	others may independently develop similar or alternative technologies or duplicate any of its technologies without infringing its owned or in-licensed intellectual property rights;

•	it is possible that its owned or in-licensed pending patent applications or those Carisma may own or in-license in the future will not lead to issued patents;

•	claims of issued patents that Carisma holds rights to may be held invalid or unenforceable, including as a result of legal challenges by its competitors;

•	its competitors might conduct research, development, testing or commercialization activities in countries where Carisma does not have patent rights and then use the information learned from such activities to develop competitive products for sale in its major commercial markets;

•	Carisma cannot ensure that any of its patents, or any of its pending patent applications, if issued, or those of its licensors, will include claims having a scope sufficient to protect its product candidates;

•	Carisma cannot ensure that any patents issued to it or its licensors will provide a basis for an exclusive market for its commercially viable product candidates or will provide it with any competitive advantages;

•	the U.S. Supreme Court, other federal courts, Congress, the USPTO or similar foreign authorities may change the standards of patentability and any such changes could narrow or invalidate, or change the scope of, Carisma’s or its licensors’ patents;

•	patent terms may be inadequate to protect its competitive position on its product candidates for an adequate amount of time;

•	Carisma cannot ensure that its commercial activities or product candidates will not infringe upon the patents of others;

•	Carisma cannot ensure that it will be able to successfully commercialize its product candidates on a substantial scale, if approved, before the relevant patents that it owns or licenses expire;

•	Carisma may not develop additional proprietary technologies that are patentable;

•	the patents of others may harm its business; and

•	Carisma may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on its business, financial condition, results of operations and prospects.

Risks Related to Regulatory Approval and Other Legal Compliance Matters

The regulatory approval process of the FDA is lengthy, time-consuming and inherently unpredictable, and if Carisma is ultimately unable to obtain marketing approval for its product candidates, its business will be substantially harmed.

The time required to obtain approval by the FDA is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. Carisma has not obtained marketing approval for any product candidate and it is possible that none of its existing product candidates, or any product candidates it may seek to develop in the future will ever obtain marketing approval.

Carisma’s product candidates could fail to receive marketing approval for many reasons, including the following:

•	the FDA may disagree with the design or implementation of Carisma’s clinical trials;

•	Carisma may be unable to demonstrate to the satisfaction of the FDA that a product candidate is safe and effective for its proposed indication;

•	results of clinical trials may not meet the level of statistical significance required by the FDA for approval;

•	Carisma may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA may disagree with Carisma’s interpretation of data from pre-clinical studies or clinical trials;

•	data collected from clinical trials of Carisma’s product candidates may not be sufficient to support the submission of a new drug application, or NDA, to the FDA or other submission or to obtain marketing approval in the United States;

•	the FDA may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which Carisma contracts for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA may significantly change in a manner rendering Carisma’s clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of future clinical trial results may result in Carisma failing to obtain marketing approval to market any of its product candidates, which would significantly harm its business, results of operations and prospects. The FDA has substantial discretion in the approval process and determining when or whether marketing approval will be obtained for any of Carisma’s product candidates. Even if Carisma believes the data collected from clinical trials of its product candidates are promising, such data may not be sufficient to support approval by the FDA.

In addition, even if Carisma were to obtain approval, regulatory authorities may approve any of Carisma’s product candidates for fewer or more limited indications than it requests, may not approve the price it intends to charge for its products, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for Carisma’s product candidates.

Even if Carisma completes the necessary pre-clinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent Carisma from obtaining approvals for the commercialization of some or all of its product candidates. If Carisma is not able to obtain, or if there are delays in obtaining, required regulatory approvals, it will not be able to commercialize, or will be delayed in commercializing, its product candidates, and its ability to generate revenue will be materially impaired.

Carisma’s product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, export and import are subject to comprehensive regulation by the FDA and other regulatory authorities in the United States and by the EMA and other regulatory authorities outside of the United States. Failure to obtain marketing approval for a product candidate will prevent Carisma from commercializing the product candidate. Carisma has not submitted an application for or received marketing approval for any of its product candidates in the United States or in any other jurisdiction.

Carisma has only limited experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on third-party clinical research organizations or other third-party consultants or vendors to assist it in this process. Securing marketing approval requires the submission of extensive pre-clinical and clinical data and supporting information, including manufacturing information, to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Carisma’s product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude Carisma obtaining marketing approval or prevent or limit commercial use. New cancer drugs frequently are indicated only for patient populations that have not responded to an existing therapy or have relapsed.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Carisma’s data is insufficient for approval and require additional pre-clinical, clinical or other studies. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Any marketing approval Carisma ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

If Carisma experiences delays in obtaining approval or if it fails to obtain approval of its product candidates, the commercial prospects for its product candidates may be harmed and its ability to generate revenues will be materially impaired.

Failure to obtain marketing approval in foreign jurisdictions would prevent Carisma’s product candidates from being marketed in such jurisdictions, which, in turn, would materially impair Carisma’s ability to generate revenue.

In order to market and sell its products in the European Union and many other foreign jurisdictions, Carisma and its collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The marketing approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. Carisma or these third parties may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. The failure to obtain approval in one jurisdiction may negatively impact Carisma’s ability to obtain approval elsewhere. Carisma may not be able to file for marketing approvals and may not receive necessary approvals to commercialize its products in any jurisdiction, which would materially impair its ability to generate revenue.

Additionally, Carisma could face heightened risks with respect to seeking marketing approval in the United Kingdom as a result of the withdrawal of the United Kingdom from the European Union, commonly referred to as Brexit. The United Kingdom is no longer part of the European Single Market and European Union Customs Union. As of January 1, 2021, the Medicines and Healthcare products Regulatory Agency, or the MHRA, became responsible for supervising medicines and medical devices in Great Britain, comprising England, Scotland and Wales under domestic law, whereas Northern Ireland will continue to be subject to European Union rules under the Northern Ireland Protocol. The MHRA will rely on the Human Medicines Regulations 2012 (SI 2012/1916) (as amended), or the HMR, as the basis for regulating medicines. The HMR has been incorporated into the domestic law of the body of European Union law instruments governing medicinal products that pre-existed prior to the United Kingdom’s withdrawal from the European Union. The MHRA may rely on a decision taken by the European Commission on the approval of a new marketing authorization via the centralized procedure until December 31, 2023. Any delay in obtaining, or an inability to obtain, any marketing approvals, as a result of Brexit or otherwise, may force Carisma to restrict or delay efforts to seek regulatory approval in the United Kingdom for its product candidates, which could significantly and materially harm Carisma’s business.

Carisma expects that it will be subject to additional risks in commercializing any of its product candidates that receive marketing approval outside the United States, including tariffs, trade barriers and regulatory requirements; economic weakness, including inflation, or political instability in particular foreign economies and markets; compliance with tax, employment, immigration and labor laws for employees living or traveling abroad; foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country; and workforce uncertainty in countries where labor unrest is more common than in the United States.

Inadequate funding for the FDA, the Securities and Exchange Commission, or the SEC, and other government agencies, including from government shutdowns, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of Carisma’s business may rely, which could negatively impact its business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the FDA have fluctuated in recent years as a result. Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect Carisma’s business. In addition, government funding of the SEC and other government agencies on which Carisma’s operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

For example, over the last several years the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process Carisma’s regulatory submissions, which could have a material adverse effect on Carisma’s business. Further, future government shutdowns could impact Carisma’s ability to access the public markets and obtain necessary capital in order to properly capitalize and continue Carisma’s operations.

Separately, in response to the COVID-19 pandemic, a number of companies announced receipt of complete response letters due to the FDA's inability to complete required inspections for their applications. As of early 2022, the FDA has resumed inspections of domestic and foreign facilities to ensure timely reviews of applications for medical products. However, the FDA may not be able to continue its current pace and review timelines could be extended, including where a pre-approval inspection or an inspection of clinical sites is required. Moreover, on January 30, 2023, the Biden administration announced that it will end the public health emergency declarations related to COVID-19 on May 11, 2023. On January 31, 2023, the FDA indicated that it would soon issue a Federal Register notice describing how the termination of the public health emergency will impact the FDA's COVID-19 related guidance. At this point, it is unclear how, if at all, these developments will impact Carisma's efforts to develop and commercialize its product candidates. Regulatory authorities outside the United States have adopted or may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities.

If a prolonged government shutdown or other disruption occurs, it could significantly impact the ability of the FDA to timely review and process Carisma’s regulatory submissions, which could have a material adverse effect on its business. Future shutdowns or other disruptions could also affect other government agencies such as the SEC, which may also impact Carisma’s business by delaying review of its public filings, to the extent such review is necessary, and Carisma’s ability to access the public markets.

Regulatory requirements governing gene therapy products are periodically updated and may continue to change in the future.

The FDA has established the Office of Tissues and Advanced Therapies, or the OTAT, within the Center for Biologics Evaluation and Research, or the CBER, to consolidate the review of gene therapy and related products, and has established the Cellular, Tissue and Gene Therapies Advisory Committee to advise CBER in its review. In September 2022, the FDA announced retitling of OTAT to the Office of Therapeutic Products, or OTP, and elevation of OTP to a "Super Office" to meet its growing cell and gene therapy workload and new commitments under the Prescription Drug User Fee Act agreement for fiscal years 2023-2027. Gene therapy clinical trials conducted at institutions that receive funding for recombinant DNA research from the U.S. National Institutes of Health, or the NIH, also are potentially subject to review by the Office of Biotechnology Activities’ Recombinant DNA Advisory Committee, or the RAC; however, the NIH announced that the RAC will only publicly review clinical trials if the trials cannot be evaluated by standard oversight bodies and pose unusual risks. Although the FDA decides whether individual gene therapy protocols may proceed, the RAC public review process, if undertaken, can delay the initiation of a clinical trial, even if the FDA has reviewed the trial design and details and approved its initiation. Conversely, the FDA can put an IND on a clinical hold even if the RAC has provided a favorable review or an exemption from in-depth, public review. If Carisma were to engage an NIH-funded institution to conduct a clinical trial, that institution’s institutional biosafety committee, or IBC, as well as its IRB would need to review the proposed clinical trial to assess the safety of the trial. In addition, adverse developments in clinical trials of gene therapy products conducted by others may cause the FDA or other oversight bodies to change the requirements for approval of Carisma’s product candidates.

The FDA has issued various guidance documents regarding gene therapies, including final guidance documents released in January 2020 relating to chemistry, manufacturing and controls information for gene therapy INDs, gene therapies for rare diseases and gene therapies for retinal disorders. Although the FDA has indicated that these and other guidance documents it previously issued are not legally binding, Carisma believes that its compliance with them is likely necessary to gain approval for any gene therapy product candidate that Carisma may develop. The guidance documents provide additional factors that the FDA will consider at each of the above stages of development and relate to, among other things, the proper pre-clinical assessment of gene therapies; the chemistry, manufacturing, and control information that should be included in an IND application; the proper design of tests to measure product potency in support of an IND or biologics license application, or BLA; and measures to observe delayed adverse effects in subjects who have been exposed to investigational gene therapies when the risk of such effects is high. Further, the FDA usually recommends that sponsors observe subjects for potential gene therapy-related delayed adverse events for a 15-year period, including a minimum of five years of annual examinations followed by 10 years of annual queries, either in person or by questionnaire.

Further, for a gene therapy product, the FDA also will not approve the product if the manufacturer is not in compliance with good tissue practices, or GTP. These standards are found in FDA regulations and guidance that govern the methods used in, and the facilities and controls used for, the manufacture of human cells, tissues, and cellular and tissue based products, or HCT/Ps, which are human cells or tissue intended for implantation, transplant, infusion, or transfer into a human recipient. The primary intent of the GTP requirements is to ensure that cell and tissue based products are manufactured in a manner designed to prevent the introduction, transmission, and spread of communicable disease. FDA regulations also require tissue establishments to register and list their HCT/Ps with the FDA and, when applicable, to evaluate donors through screening and testing.

Finally, ethical, social and legal concerns about gene therapy, genetic testing and genetic research could result in additional regulations or prohibiting the processes that Carisma may use. Federal and state agencies, congressional committees and foreign governments have expressed their intentions to further regulate biotechnology. More restrictive regulations or claims that Carisma’s product candidates are unsafe or pose a hazard could prevent Carisma from commercializing any products. New government requirements may be established that could delay or prevent regulatory approval of Carisma’s product candidates under development. It is impossible to predict whether legislative changes will be enacted, regulations, policies or guidance changed, or interpretations by agencies or courts changed, or what the impact of such changes, if any, may be.

As Carisma advances its product candidates through clinical development, it will be required to consult with these regulatory and advisory groups, and comply with applicable guidelines. These regulatory review committees and advisory groups and any new guidelines they promulgate may lengthen the regulatory review process, require Carisma to perform additional studies, increase Carisma’s development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of Carisma’s product candidates or lead to significant post-approval limitations or restrictions. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease Carisma’s ability to generate sufficient product revenue.

Even if Carisma, or any collaborators, obtains marketing approvals for its product candidates, the terms of approvals and ongoing regulation of its products may limit how Carisma, or any collaborators, manufacture and market its products, which could materially impair Carisma’s ability to generate revenue.

Once marketing approval has been granted, an approved product and its manufacturer and marketer are subject to ongoing review and extensive regulation. Carisma, and any collaborators, must therefore comply with requirements concerning advertising and promotion for any of its product candidates for which Carisma or they obtain marketing approval. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Thus, Carisma, and any collaborators will not be able to promote any products developed for indications or uses for which they are not approved.

In addition, manufacturers of approved products and those manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to cGMPs, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. Carisma, its third-party manufacturers, any collaborators and their third-party manufacturers could be subject to periodic unannounced inspections by the FDA to monitor and ensure compliance with cGMPs.

Accordingly, assuming Carisma, or any collaborators, receive marketing approval for one or more of their product candidates, Carisma, and any collaborators, and Carisma and any collaborators’ respective third-party manufacturers will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance and quality control.

If Carisma and such collaborators are not able to comply with post-approval regulatory requirements, Carisma and such collaborators could have the marketing approvals for their products withdrawn by regulatory authorities and Carisma or such collaborators’, ability to market any future products could be limited, which could adversely affect Carisma’s ability to achieve or sustain profitability. Further, the cost of compliance with post-approval regulations may have a negative effect on Carisma’s business, operating results, financial condition and prospects.

Carisma may seek certain designations for its product candidates, including Breakthrough Therapy, Fast Track and Priority Review designations in the United States, but it might not receive such designations, and even if it does, such designations may not lead to a faster development or regulatory review or approval process.

Carisma may seek certain designations for one or more of its product candidates that could expedite review and approval by the FDA. A Breakthrough Therapy product is defined as a product that is intended, alone or in combination with one or more other products, to treat a serious condition, and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For products that have been designated as Breakthrough Therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens.

The FDA may also designate a product for Fast Track review if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For Fast Track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a Fast Track product’s application before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a Fast Track product may be effective.

Carisma may also seek a priority review designation for one or more of its product candidates. If the FDA determines that a product candidate offers major advances in treatment or provides a treatment where no adequate therapy exists, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months.

These designations are within the discretion of the FDA. Accordingly, even if Carisma believes that one of its product candidates meets the criteria for these designations, the FDA may disagree and instead determine not to make such designation. Further, even if Carisma receives a designation, the receipt of such designation for a product candidate may not result in a faster development or regulatory review or approval process compared to products considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA, including the Fast Track designation Carisma received for CT-0508. In addition, even if one or more of Carisma’s product candidates qualifies for these designations, the FDA may later decide that the product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Carisma, or its collaborators, may seek approval from the FDA or comparable foreign regulatory authorities to use accelerated development pathways for its product candidates. If Carisma, or its collaborators, are not able to use such pathways, Carisma, or they, may be required to conduct additional clinical trials beyond those that are contemplated, which would increase the expense of obtaining, and delay the receipt of, necessary marketing approvals, if Carisma, or they, receive them at all. In addition, even if an accelerated approval pathway is available to Carisma, or its collaborators, it may not lead to expedited approval of Carisma’s product candidates, or approval at all.

Under the Federal Food, Drug, and Cosmetic Act and implementing regulations, the FDA may grant accelerated approval to a product candidate to treat a serious or life-threatening condition that provides meaningful therapeutic benefit over available therapies, upon a determination that the product has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug. The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. Prior to seeking such accelerated approval, Carisma, or its collaborators, will continue to seek feedback from the FDA or comparable foreign regulatory agencies and otherwise evaluate Carisma’s, or their, ability to seek and receive such accelerated approval.

With passage of the FDORA in December 2022, Congress modified certain provisions governing accelerated approval of drug and biologic products. Specifically, the new legislation authorized the FDA to: require a sponsor to have its confirmatory clinical trial underway before accelerated approval is awarded, require a sponsor of a product granted accelerated approval to submit progress reports on its post-approval studies to the FDA every six months (until the study is completed; and use expedited procedures to withdraw accelerated approval of an NDA or BLA after the confirmatory trial fails to verify the product's clinical benefit. Further, the FDORA requires the FDA to publish on its website “the rationale for why a post-approval study is not appropriate or necessary” whenever it decides not to require such a study upon granting accelerated approval.

There can be no assurance that the FDA or foreign regulatory agencies will agree with Carisma’s, or its collaborators’, surrogate endpoints or intermediate clinical endpoints in any of Carisma’s, or their, clinical trials, or that Carisma, or its collaborators, will decide to pursue or submit any additional application for accelerated approval or any other form of expedited development, review or approval. Similarly, there can be no assurance that, after feedback from the FDA or comparable foreign regulatory agencies, Carisma, or its collaborators, will continue to pursue or apply for accelerated approval or any other form of expedited development, review or approval. Furthermore, for any submission of an application for accelerated approval or application under another expedited regulatory designation, there can be no assurance that such submission or application will be accepted for filing or that any expedited development, review or approval will be granted on a timely basis, or at all.

A failure to obtain accelerated approval or any other form of expedited development, review or approval for Carisma’s product candidates, or withdrawal of a product candidate, would result in a longer time period until commercialization of such product candidate, could increase the cost of development of such product candidate and could harm Carisma’s competitive position in the marketplace.

Carisma may not be able to obtain orphan drug exclusivity for any product candidates it may develop, and even if it does, that exclusivity may not prevent the FDA or the EMA from approving other competing products.

Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug or biologic intended to treat a rare disease or condition. A similar regulatory scheme governs approval of orphan products by the EMA in the European Union. Generally, if a product candidate with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or the EMA from approving another marketing application for the same product for the same therapeutic indication for that time period. The applicable period is seven years in the United States and ten years in the European Union. The exclusivity period in the European Union can be reduced to six years if a product no longer meets the criteria for orphan drug designation, in particular if the product is sufficiently profitable so that market exclusivity is no longer justified.

In order for the FDA to grant orphan drug exclusivity to one of Carisma’s products, the FDA must find that the product is indicated for the treatment of a condition or disease with a patient population of fewer than 200,000 individuals annually in the United States. The FDA may conclude that the condition or disease for which Carisma seeks orphan drug exclusivity does not meet this standard. Even if Carisma obtains orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different products can be approved for the same condition. In addition, even after an orphan drug is approved, the FDA and comparable foreign regulatory authorities such as the EMA can subsequently approve the same product for the same condition if the FDA or such other authorities conclude that the later product is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity may also be lost if the FDA or EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of the patients with the rare disease or condition.

In 2017, the Congress passed the FDA Reauthorization Act of 2017, or the FDARA. The FDARA, among other things, codified the FDA’s pre-existing regulatory interpretation, to require that a drug sponsor demonstrate the clinical superiority of an orphan drug that is otherwise the same as a previously approved drug for the same rare disease in order to receive orphan drug exclusivity. Under omnibus legislation signed by former President Trump in December 2020, the requirement for a product to show clinical superiority applies to drugs and biologics that received orphan drug designation before enactment of FDARA in 2017, but have not yet been approved or licensed by the FDA.

The FDA and Congress may further reevaluate the Orphan Drug Act and its regulations and policies. This may be particularly true in light of a decision from the Court of Appeals for the 11th Circuit in September 2021 finding that, for the purpose of determining the scope of exclusivity, the term “same disease or condition” means the designated “rare disease or condition” and could not be interpreted by the FDA to mean the “indication or use.” Thus, the court concluded, orphan drug exclusivity applies to the entire designated disease or condition rather than the “indication or use.” Although there have been legislative proposals to overrule this decision, they have not been enacted into law. On January 23, 2023, the FDA announced that, in matters beyond the scope of that court order, the FDA will continue to apply its existing regulations tying orphan-drug exclusivity to the uses or indications for which the orphan drug was approved. Carisma does not know if, when, or how the FDA or Congress may change the orphan drug regulations and policies in the future, and it is uncertain how any changes might affect Carisma’s business. Depending on what changes the FDA may make to its orphan drug regulations and policies, Carisma’s business could be adversely impacted.

If Carisma is unable to successfully develop companion diagnostics for its product candidates and secure clearance or approval of such devices by the FDA and other regulatory authorities, or Carisma experiences significant delays in doing so, Carisma may not realize the full commercial potential of its therapeutics.

Carisma believes that its success will depend, in part, on its ability to develop companion diagnostics, which are assays or tests to identify an appropriate patient population for these product candidates. Carisma has little experience in the development of diagnostics and may not be successful in developing appropriate diagnostics to pair with any of its therapeutic product candidates that receive marketing approval. Companion diagnostics are subject to regulation by the FDA and similar regulatory authorities outside the United States as medical devices and require separate regulatory approval prior to commercialization. Given Carisma’s limited experience in developing diagnostics, it relies and expects to continue to rely in part or in whole on third parties for their design and manufacture. Carisma also may in the future depend on other third parties for the development of other companion diagnostics for its therapeutic product candidates. If Carisma or its collaborators are unable to successfully develop companion diagnostics for Carisma’s therapeutic product candidates, or experience delays in doing so:

•	the development of Carisma’s therapeutic product candidates may be adversely affected if Carisma is unable to appropriately select patients for enrollment in its clinical trials;

•	Carisma’s therapeutic product candidates may not receive marketing approval if safe and effective use of a therapeutic product candidate depends on an in vitro diagnostic; and

•	Carisma may not realize the full commercial potential of any therapeutics that receive marketing approval if, among other reasons, Carisma is unable to appropriately select patients who are likely to benefit from therapy with its medicines.

As a result of any of these events, Carisma’s business would be harmed, possibly materially.

Any product candidate for which Carisma, or any collaborators, obtain marketing approval could be subject to post-marketing restrictions or withdrawal from the market and Carisma, or any collaborators, may be subject to substantial penalties if Carisma, or any collaborators, fail to comply with regulatory requirements or if Carisma, or any collaborators, experience unanticipated problems with its products when and if any of them are approved.

Any product candidate for which Carisma, or any collaborators, obtain marketing approval, as well as the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA, EMA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including the requirement to implement a risk evaluation and mitigation strategy. New cancer drugs frequently are indicated only for patient populations that have not responded to an existing therapy or have relapsed. If any of Carisma’s product candidates receives marketing approval, the accompanying label may limit the approved use of its drug in this way, which could limit sales of the product.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product, including the adoption and implementation of risk evaluation and mitigation strategies. The FDA and other regulatory agencies, including the Department of Justice, or the DOJ, closely regulate and monitor the post-approval marketing and promotion of drugs to ensure they are marketed and distributed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA, DOJ and other regulatory agencies impose stringent restrictions on manufacturers’ communications regarding off-label use, and if Carisma does not market its products for their approved indications, it may be subject to enforcement action for off-label marketing by the FDA and other federal and state enforcement agencies. Violations of the Federal Food, Drug, and Cosmetic Act and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription drugs may lead to investigations and enforcement actions alleging violations of federal and state healthcare fraud and abuse laws, as well as state consumer protection laws.

In addition, later discovery of previously unknown side effects or other problems with Carisma’s products or its manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

•	restrictions on such products, manufacturers or manufacturing processes;

•	restrictions and warnings on the labeling or marketing of a product;

•	restrictions on product distribution or use;

•	requirements to conduct post-marketing studies or clinical trials;

•	receipt of warning letters or untitled letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that Carisma submits;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenues;

•	suspension or withdrawal of marketing approvals;

•	suspension of any ongoing clinical trials;

•	damage to relationships with any potential collaborators;

•	unfavorable press coverage and damage to Carisma’s reputation;

•	refusal to permit the import or export of Carisma’s products;

•	product seizure;

•	injunctions or the imposition of civil or criminal penalties; or

•	litigation involving patients using Carisma’s products.

In addition, manufacturers of approved products and those manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to cGMPs applicable to drug manufacturers or quality assurance standards applicable to medical device manufacturers, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. Carisma, any contract manufacturers it may engage in the future, its collaborators and their contract manufacturers will also be subject to other regulatory requirements, including submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements regarding the distribution of samples to clinicians, recordkeeping, and costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product such as the requirement to implement a risk evaluation and mitigation strategy.

Carisma’s relationships with healthcare providers, physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose Carisma to civil, criminal and administrative sanctions, contractual damages, reputational harm and diminished future profits and earnings.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any drugs for which Carisma obtains marketing approval. Carisma’s future arrangements with third-party payors, healthcare providers and physicians may expose it to broadly applicable state and federal fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Carisma markets, sells and distributes any drugs for which it obtains marketing approval. These include the following:

•	Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, or receiving remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchasing, ordering, leasing, arranging for, or recommending the purchasing, ordering, or leasing of, any good or service for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare or Medicaid;

•	False Claims Act - the federal civil and criminal false claims laws, including the civil False Claims Act, and Civil Monetary Penalties Law, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, false or fraudulent claims for payment or knowingly making, using or causing to made or used a false record or statement material to a false or fraudulent claim or to avoid, decrease or conceal an obligation to pay money to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government;

•	HIPAA - the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal statutes that prohibit, among other things, executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters, and apply regardless of the payor (e.g., public or private);

•	HIPAA and HITECH - HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which impose obligations on HIPAA covered entities and their business associates, including mandatory contractual terms and required implementation of administrative, physical and technical safeguards to maintain the privacy and security of individually identifiable health information;

•	Transparency Requirements - the federal physician transparency requirements known as the Physician Payments Sunshine Act, under the Patient Protection and Affordable Care Act, as amended by the Health Care Education Reconciliation Act, or the Affordable Care Act, which requires manufacturers of drugs, medical devices, biological and medical supplies covered by Medicare, Medicaid, or State Children’s Health Insurance Program to report annually to the Centers for Medicare & Medicaid Services, or CMS, within the United States Department of Health and Human Services, information related to payments and other transfers of value made by that entity to physicians, other healthcare providers and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

•	Analogous State, Local and Foreign Laws - analogous state, local and foreign fraud and abuse laws and regulations, such as state anti-kickback and false claims laws, which may be broader than similar federal laws, can apply to claims involving healthcare items or services regardless of payor, and are enforced by many different federal and state agencies as well as through private actions.

Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that Carisma’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that Carisma’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Carisma’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to Carisma, it may be subject to significant civil, criminal and/or administrative penalties, damages, fines, individual imprisonment, disgorgement, exclusion from government funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, additional reporting obligations and oversight if Carisma becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of its operations. If any of the physicians or other healthcare providers or entities with whom Carisma expects to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is also prohibited in the European Union. The provision of benefits or advantages to physicians is governed by the national anti-bribery laws of European Union Member States.

Compliance with global privacy and data security requirements could result in additional costs and liabilities to Carisma or inhibit its ability to collect and process data globally, and the failure to comply with such requirements could subject Carisma to significant fines and penalties, which may have a material adverse effect on its business, financial condition or results of operations.

The regulatory framework for the collection, use, safeguarding, sharing, transfer and other processing of information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, virtually every jurisdiction in which Carisma operates has established its own data security and privacy frameworks with which it must comply. For example, the collection, use, disclosure, transfer, or other processing of personal data regarding individuals in the European Union, including personal health data, is subject to the E.U. General Data Protection Regulation, or the GDPR, which took effect across all member states of the European Economic Area, or EEA, in May 2018. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR increases Carisma’s obligations with respect to clinical trials conducted in the EEA by expanding the definition of personal data to include coded data and requiring changes to informed consent practices and more detailed notices for clinical trial subjects and investigators. In addition, the GDPR also imposes strict rules on the transfer of personal data to countries outside the European Union, including the United States and, as a result, increases the scrutiny that clinical trial sites located in the EEA should apply to transfers of personal data from such sites to countries that are considered to lack an adequate level of data protection, such as the United States. The GDPR also permits data protection authorities to require destruction of improperly gathered or used personal information and/or impose substantial fines for violations of the GDPR, which can be up to four percent of global revenues or 20.0 million Euros, whichever is greater, and it also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR provides that European Union member states may make their own further laws and regulations limiting the processing of personal data, including genetic, biometric or health data.

Similar actions are either in place or under way in the United States. There are a broad variety of data protection laws that are applicable to Carisma’s activities, and a wide range of enforcement agencies at both the state and federal levels that can review companies for privacy and data security concerns based on general consumer protection laws. The Federal Trade Commission and state Attorneys General all are aggressive in reviewing privacy and data security protections for consumers. New laws also are being considered at both the state and federal levels. For example, the California Consumer Privacy Act, or CCPA, which went into effect on January 1, 2020, is creating similar risks and obligations as those created by the GDPR, though CCPA does exempt certain information collected as part of a clinical trial subject to the Federal Policy for the Protection of Human Subjects (the Common Rule).

In November 2020, California voters passed a ballot initiative for the California Privacy Rights Act, or the CPRA, which went into effect on January 1, 2023, and significantly expanded the CCPA to incorporate additional GDPR-like provisions including requiring that the use, retention, and sharing of personal information of California residents be reasonably necessary and proportionate to the purposes of collection or processing, granting additional protections for sensitive personal information, and requiring greater disclosures related to notice to residents regarding retention of information. The CPRA also created a new enforcement agency - the California Privacy Protection Agency - whose sole responsibility is to enforce the CPRA, which will further increase compliance risk. The provisions in the CPRA may apply to some of Carisma's business activities. In addition, other states, including Virginia, Colorado, Utah, and Connecticut, already have passed state privacy laws. Virginia's privacy law also went into effect on January 1, 2023, and the laws in the other three states will go into effect later in the year. Other states will be considering these laws in the future, and Congress has also been debating passing a federal privacy law. These laws may impact Carisma's business activities, including its identification of research subjects, relationships with business partners and ultimately the marketing and distribution of Carisma's products.

Given the breadth and depth of changes in data protection obligations, preparing for and complying with such requirements is rigorous and time intensive and requires significant resources and a review of Carisma’s technologies, systems and practices, as well as those of any third-party collaborators, service providers, contractors or consultants that process or transfer personal data. The GDPR and other changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as healthcare data or other personal information from Carisma’s clinical trials, could require Carisma to change its business practices and put in place additional compliance mechanisms, may interrupt or delay its development, regulatory and commercialization activities and increase its cost of doing business, and could lead to government enforcement actions, private litigation and significant fines and penalties against Carisma and could have a material adverse effect on its business, financial condition or results of operations. Similarly, failure to comply with federal and state laws regarding privacy and security of personal information could expose Carisma to fines and penalties under such laws. Even if Carisma is not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm Carisma’s reputation and business.

Current and future legislation may increase the difficulty and cost for Carisma and any collaborators to obtain marketing approval of and commercialize product candidates and affect the prices Carisma, or any collaborators, may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, prevent or delay marketing approval of Carisma’s product candidates, restrict or regulate post-approval activities, impact pricing and reimbursement and affect Carisma’s ability, or the ability of any collaborators, to profitably sell or commercialize any product candidates for which Carisma, or any collaborators, obtain marketing approval. The pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by legislative initiatives. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare. Current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that Carisma, or any collaborators, may receive for any FDA approved products.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for prescription drugs purchased through a pharmacy by the elderly and disabled and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this statute provides authority for limiting the number of drugs that will be covered in any therapeutic class, subject to certain exceptions. Cost reduction initiatives and other provisions of this statute could decrease the coverage and price that Carisma receives for any approved products. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

In March 2010, then-President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively the ACA. In addition, other legislative changes have been proposed and adopted since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect in April 2013 and will remain in effect through 2031 under the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act. The American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Under current legislation, the actual reductions in Medicare payments may vary up to 4%. Further, with passage of the Inflation Reduction Act, or IRA, in August 2022, Congress extended the expansion of the Patient Protection and Affordable Care Act premium tax credits through 2025. Those subsidies were originally extended through 2022 under the American Rescue Plan Act of 2021. These laws may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices Carisma may obtain for any of its product candidates for which it may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

Since enactment of the ACA, there have been and continue to be, numerous legal challenges and Congressional actions to repeal and replace provisions of the law. For example, with enactment of the Tax Cuts for Jobs Act, or TCJA, in 2017, Congress repealed the “individual mandate.” The repeal of this provision, which requires most Americans to carry a minimal level of health insurance, became effective in 2019. Further, on December 14, 2018, a U.S. District Court judge in the Northern District of Texas ruled that the individual mandate portion of the ACA is an essential and inseverable feature of the ACA and therefore because the mandate was repealed as part of the TCJA, the remaining provisions of the ACA are invalid as well. The U.S. Supreme Court heard this case on November 10, 2020 and on June 17, 2021, dismissed this action after finding that the plaintiffs do not have standing to challenge the constitutionality of the ACA. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.

The Trump Administration also took executive actions to undermine or delay implementation of the ACA, including directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. On January 28, 2021, however, President Biden rescinded those orders and issued a new Executive Order which directs federal agencies to reconsider rules and other policies that limit Americans’ access to health care, and consider actions that will protect and strengthen that access. Under this Order, federal agencies are directed to re-examine: policies that undermine protections for people with pre-existing conditions, including complications related to COVID-19; demonstrations and waivers under Medicaid and the ACA that may reduce coverage or undermine the programs, including work requirements; policies that undermine the Health Insurance Marketplace or other markets for health insurance; policies that make it more difficult to enroll in Medicaid and the ACA; and policies that reduce affordability of coverage or financial assistance, including for dependents. This Executive Order also directs the U.S. Department of Health and Human Services to create a special enrollment period for the Health Insurance Marketplace in response to the COVID-19 pandemic.

Carisma expects that these healthcare reforms, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that Carisma receives for any approved product and/or the level of reimbursement physicians receive for administering any approved product it might bring to market. Reductions in reimbursement levels may negatively impact the prices Carisma receives or the frequency with which its products are prescribed or administered. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. Accordingly, such reforms, if enacted, could have an adverse effect on anticipated revenue from product candidates that Carisma may successfully develop and for which it may obtain marketing approval and may affect Carisma’s overall financial condition and ability to develop or commercialize product candidates.

The prices of prescription pharmaceuticals in the United States and foreign jurisdictions are subject to considerable legislative and executive actions and could impact the prices Carisma obtains for its drug products, if and when approved.

The prices of prescription pharmaceuticals have also been the subject of considerable discussion in the United States. There have been several recent U.S. congressional inquiries, as well as proposed and enacted state and federal legislation designed to, among other things, bring more transparency to pharmaceutical pricing, review the relationship between pricing and manufacturer patient programs, and reduce the costs of pharmaceuticals under Medicare and Medicaid. In 2020, President Trump issued several executive orders intended to lower the costs of prescription products and certain provisions in these orders have been incorporated into regulations. These regulations include an interim final rule implementing a most favored nation model for prices that would tie Medicare Part B payments for certain physician-administered pharmaceuticals to the lowest price paid in other economically advanced countries, effective January 1, 2021. That rule, however, has been subject to a nationwide preliminary injunction and, on December 29, 2021, CMS issued a final rule to rescind it. With issuance of this rule, CMS stated that it will explore all options to incorporate value into payments for Medicare Part B pharmaceuticals and improve beneficiaries’ access to evidence-based care.

In addition, in October 2020, the Department of Health and Human Services, or HHS, and the FDA published a final rule allowing states and other entities to develop a Section 804 Importation Program, or SIP, to import certain prescription drugs from Canada into the United States. The final rule is currently the subject of ongoing litigation, but at least six states (Vermont, Colorado, Florida, Maine, New Mexico, and New Hampshire) have passed laws allowing for the importation of drugs from Canada with the intent of developing SIPs for review and approval by the FDA. Further, on November 20, 2020, HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The final rule would eliminate the current safe harbor for Medicare drug rebates and create new safe harbors for beneficiary point-of-sale discounts and pharmacy benefit manager service fees. It originally was set to go into effect on January 1, 2022, but with passage of the IRA has been delayed by Congress to January 1, 2032.

More recently, on August 16, 2022, the IRA was signed into law by President Biden. The new legislation has implications for Medicare Part D, which is a program available to individuals who are entitled to Medicare Part A or enrolled in Medicare Part B to give them the option of paying a monthly premium for outpatient prescription drug coverage. Among other things, the IRA requires manufacturers of certain drugs to engage in price negotiations with Medicare (beginning in 2026), with prices that can be negotiated subject to a cap; imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation (first due in 2023); and replaces the Part D coverage gap discount program with a new discounting program (beginning in 2025). The IRA permits the Secretary of the Department of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years.

Specifically, with respect to price negotiations, Congress authorized Medicare to negotiate lower prices for certain costly single-source drug and biologic products that do not have competing generics or biosimilars and are reimbursed under Medicare Part B and Part D. CMS may negotiate prices for ten high-cost drugs paid for by Medicare Part D starting in 2026, followed by 15 Part D drugs in 2027, 15 Part B or Part D drugs in 2028, and 20 Part B or Part D drugs in 2029 and beyond. This provision applies to drug products that have been approved for at least 9 years and biologics that have been licensed for 13 years, but it does not apply to drugs and biologics that have been approved for a single rare disease or condition. Nonetheless, since CMS may establish a maximum price for these products in price negotiations, Carisma would be fully at risk of government action if its products are the subject of Medicare price negotiations. Moreover, given the risk that could be the case, these provisions of the IRA may also further heighten the risk that Carisma would not be able to achieve the expected return on its drug products or full value of its patents protecting its products if prices are set after such products have been on the market for nine years.

Further, the legislation subjects drug manufacturers to civil monetary penalties and a potential excise tax for failing to comply with the legislation by offering a price that is not equal to or less than the negotiated “maximum fair price” under the law or for taking price increases that exceed inflation. The legislation also requires manufacturers to pay rebates for drugs in Medicare Part D whose price increases exceed inflation. The new law also caps Medicare out-of-pocket drug costs at an estimated $4,000 a year in 2024 and, thereafter beginning in 2025, at 2,000 a year. In addition, the IRA potentially raises legal risks with respect to individuals participating in a Medicare Part D prescription drug plan who may experience a gap in coverage if they required coverage above their initial annual coverage limit before they reached the higher threshold, or “catastrophic period” of the plan. Individuals requiring services exceeding the initial annual coverage limit and below the catastrophic period, must pay 100% of the cost of their prescriptions until they reach the catastrophic period. Among other things, the IRA contains many provisions aimed at reducing this financial burden on individuals by reducing the co-insurance and co-payment costs, expanding eligibility for lower income subsidy plans, and price caps on annual out-of-pocket expenses, each of which could have potential pricing and reporting implications.

Accordingly, while it is currently unclear how the IRA will be effectuated, Carisma cannot predict with certainty what impact any federal or state health reforms will have on it, but such changes could impose new or more stringent regulatory requirements on Carisma's activities or result in reduced reimbursement for its products, any of which could adversely affect Carisma's business, results of operations and financial condition.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, health care organizations and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for Carisma’s products, once approved, or put pressure on its product pricing. Carisma expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for its product candidates or additional pricing pressures.

In other countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug. To obtain reimbursement or pricing approval in some countries, Carisma, or its collaborators, may be required to conduct a clinical trial that compares the cost-effectiveness of its drug to other available therapies. If reimbursement of Carisma’s drugs is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, its business could be materially harmed.

Carisma is subject to anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing its operations. If Carisma fails to comply with these laws, it could be subject to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect its business, results of operations and financial condition.

Carisma’s operations are subject to anti-corruption laws, including the Foreign Corrupt Practices Act, or, FCPA, the Bribery Act, and other anticorruption laws that apply in countries where Carisma does business and may do business in the future. The FCPA, the Bribery Act, and these other laws generally prohibit Carisma, its officers and its employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. Carisma may in the future operate in jurisdictions that pose a high risk of potential FCPA or Bribery Act violations, and it may participate in collaborations and relationships with third parties whose actions could potentially subject Carisma to liability under the FCPA, the Bribery Act, or local anti-corruption laws. In addition, Carisma cannot predict the nature, scope or effect of future regulatory requirements to which its international operations might be subject or the manner in which existing laws might be administered or interpreted.

Carisma is also subject to other laws and regulations governing its international operations, including regulations administered by the governments of the United States, United Kingdom, and authorities in the European Union, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations, which is collectively referred to as Trade Control Laws.

There is no assurance that Carisma will be completely effective in ensuring its compliance with all applicable anti-corruption laws, including the FCPA, the Bribery Act, or other legal requirements, including Trade Control Laws. If Carisma is not in compliance with the FCPA, the Bribery Act, and other anti-corruption laws or Trade Control Laws, it may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on its business, financial condition, results of operations and liquidity. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions. Likewise, any investigation of any potential violations of the FCPA, the Bribery Act, other anti-corruption laws or Trade Control Laws by the United States, the United Kingdom or other authorities could also have an adverse impact on Carisma’s reputation, business, results of operations and financial condition.

Carisma is subject to stringent privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security and changes in such laws, regulations, policies, contractual obligations and failure to comply with such requirements could subject Carisma to significant fines and penalties, which may have a material adverse effect on Carisma’s business, financial condition or results of operations.

Carisma is subject to data privacy and protection laws and regulations that apply to the collection, transmission, storage and use of personally-identifying information, which among other things, impose certain requirements relating to the privacy, security and transmission of personal information, including comprehensive regulatory systems in the United States, the European Union and the United Kingdom. The legislative and regulatory landscape for privacy and data protection continues to evolve in jurisdictions worldwide, and there has been an increasing focus on privacy and data protection issues with the potential to affect Carisma’s business. Failure to comply with any of these laws and regulations could result in an enforcement action against Carisma, including fines, imprisonment of company officials and public censure, claims for damages by affected individuals, damage to Carisma’s reputation and loss of goodwill, any of which could have a material adverse effect on Carisma’s business, financial condition, results of operations or prospects.

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personal information. In particular, regulations promulgated pursuant to HIPAA establish privacy and security standards that limit the use and disclosure of individually identifiable health information, or protected health information, and require the implementation of administrative, physical and technological safeguards to protect the privacy of protected health information and ensure the confidentiality, integrity and availability of electronic protected health information. Determining whether protected health information has been handled in compliance with applicable privacy standards and Carisma’s contractual obligations can be complex and may be subject to changing interpretation. These obligations may be applicable to some or all of Carisma’s business activities now or in the future.

If Carisma is unable to properly protect the privacy and security of protected health information, it could be found to have breached its contracts. Further, if Carisma fails to comply with applicable privacy laws, including applicable HIPAA privacy and security standards, it could face civil and criminal penalties. HHS enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. Carisma cannot be sure how these regulations will be interpreted, enforced or applied to its operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, Carisma’s ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to its policies, procedures and systems.

In 2018, California passed into law the California Consumer Privacy Act, or the CCPA, which took effect on January 1, 2020 and imposed many requirements on businesses that process the personal information of California residents. Many of the CCPA’s requirements are similar to those found in the General Data Protection Regulation, or the GDPR, including requiring businesses to provide notice to data subjects regarding the information collected about them and how such information is used and shared, and providing data subjects the right to request access to such personal information and, in certain cases, request the erasure of such personal information. The CCPA also affords California residents the right to opt-out of “sales” of their personal information. The CCPA contains significant penalties for companies that violate its requirements. In November 2020, California voters passed a ballot initiative for the California Privacy Rights Act, or the CPRA, which will significantly expand the CCPA to incorporate additional GDPR-like provisions including requiring that the use, retention, and sharing of personal information of California residents be reasonably necessary and proportionate to the purposes of collection or processing, granting additional protections for sensitive personal information, and requiring greater disclosures related to notice to residents regarding retention of information. Most CPRA provisions took effect on January 1, 2023, though the obligations apply to any personal information collected after January 1, 2022. These provisions may apply to some of Carisma’s business activities. In addition, other states, including Virginia and Colorado, already have passed state privacy laws. Other states will be considering these laws in the future. These laws may impact Carisma’s business activities, including Carisma’s identification of research subjects, relationships with business partners and ultimately the marketing and distribution of its products.

Similar to the laws in the United States, there are significant privacy and data security laws that apply in Europe and other countries. The collection, use, disclosure, transfer, or other processing of personal data, including personal health data, regarding individuals who are located in the European Economic Area, or EEA, and the processing of personal data that takes place in the EEA, is regulated by the GDPR, which went into effect in May 2018 and which imposes obligations on companies that operate in Carisma’s industry with respect to the processing of personal data and the cross-border transfer of such data. The GDPR imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and policies. If Carisma’s or its partners’ or service providers’ privacy or data security measures fail to comply with the GDPR requirements, Carisma may be subject to litigation, regulatory investigations, enforcement notices requiring it to change the way it uses personal data and/or fines of up to 20.0 million Euros or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, as well as compensation claims by affected individuals, negative publicity, reputational harm and a potential loss of business and goodwill.

The GDPR places restrictions on the cross-border transfer of personal data from the European Union to countries that have not been found by the European Commission to offer adequate data protection legislation, such as the United States. There are ongoing concerns about the ability of companies to transfer personal data from the European Union to other countries. In July 2020, the Court of Justice of the European Union, or the CJEU invalidated the European Union-United States Privacy Shield, one of the mechanisms used to legitimize the transfer of personal data from the EEA to the United States. The CJEU decision also drew into question the long-term viability of an alternative means of data transfer, the standard contractual clauses, for transfers of personal data from the EEA to the United States. While Carisma is not self-certified under the Privacy Shield, this CJEU decision may lead to increased scrutiny on data transfers from the EEA to the United States, generally, and increase Carisma’s costs of compliance with data privacy legislation as well as its costs of negotiating appropriate privacy and security agreements with its vendors and business partners.

Following the withdrawal of the United Kingdom from the European Union, the UK Data Protection Act 2018 applies to the processing of personal data that takes place in the United Kingdom and includes parallel obligations to those set forth by GDPR. As with other issues related to Brexit, there are open questions about how personal data will be protected in the United Kingdom and whether personal information can transfer from the European Union to the United Kingdom. Following the withdrawal of the United Kingdom from the European Union, the UK Data Protection Act 2018 applies to the processing of personal data that takes place in the United Kingdom and includes parallel obligations to those set forth by GDPR. While the Data Protection Act of 2018 in the United Kingdom that “implements” and complements the GDPR, has achieved Royal Assent on May 23, 2018 and is now effective in the United Kingdom, it is still unclear whether transfer of data from the EEA to the United Kingdom will remain lawful under GDPR. The U.K. government has already determined that it considers all European Union and EEA member states to be adequate for the purposes of data protection, ensuring that data flows from the United Kingdom to the European Union/EEA remain unaffected. In addition, a recent decision from the EC appears to deem the United Kingdom as being “essentially adequate” for purposes of data transfer from the European Union to the United Kingdom, although this decision may be re-evaluated in the future.

Beyond GDPR, there are privacy and data security laws in a growing number of countries around the world. While many loosely follow GDPR as a model, other laws contain different or conflicting provisions. These laws will impact Carisma’s ability to conduct its business activities, including both its clinical trials and any eventual sale and distribution of commercial products, through increased compliance costs, costs associated with contracting and potential enforcement actions.

While Carisma continues to address the implications of the recent changes to data privacy regulations, data privacy remains an evolving landscape at both the domestic and international level, with new regulations coming into effect and continued legal challenges, and Carisma’s efforts to comply with the evolving data protection rules may be unsuccessful. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with Carisma’s practices. Carisma must devote significant resources to understanding and complying with this changing landscape. Failure to comply with laws regarding data protection would expose Carisma to risk of enforcement actions taken by data protection authorities in the EEA and elsewhere and carries with it the potential for significant penalties if Carisma is found to be non-compliant. Similarly, failure to comply with federal and state laws in the United States regarding privacy and security of personal information could expose Carisma to penalties under such laws. Any such failure to comply with data protection and privacy laws could result in government-imposed fines or orders requiring that Carisma change its practices, claims for damages or other liabilities, regulatory investigations and enforcement action, litigation and significant costs for remediation, any of which could adversely affect Carisma’s business. Even if Carisma is not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm Carisma’s business, financial condition, results of operations or prospects.

If Carisma employees, independent contractors, consultants, collaborators and vendors engage in misconduct or other improper activities, including non-compliance with regulatory standards and/or requirements and insider trading, Carisma could sustain significant liability and harm to its reputation.

Carisma is exposed to the risk of fraud or other misconduct by its employees, independent contractors, consultants, collaborators and vendors. Misconduct by these partners could include intentional failures to comply with FDA regulations or similar regulations of comparable foreign regulatory authorities, provide accurate information to the FDA or comparable foreign regulatory authorities, comply with manufacturing standards, comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable foreign regulatory authorities, report financial information or data accurately or disclose unauthorized activities to Carisma. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Carisma’s reputation. This could include violations of HIPAA, other U.S. federal and state laws, and requirements of foreign jurisdictions, including the GDPR. Carisma is also exposed to risks in connection with any insider trading violations by employees or others affiliated with Carisma. It is not always possible to identify and deter employee or third-party misconduct, and the precautions that Carisma takes to detect and prevent these activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting Carisma from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws, standards, regulations, guidance or codes of conduct. If any such actions are instituted against Carisma, and Carisma is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business and results of operations, including the imposition of significant fines or other sanctions.

If Carisma or any third-party manufacturer it engages now or in the future fails to comply with environmental, health and safety laws and regulations, Carisma could become subject to fines or penalties or incur costs or liabilities that could significantly harm its business.

Carisma and third-party manufacturers it engages now are, and any third-party manufacturer it may engage in the future will be, subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, Carisma’s operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Although Carisma contracts with third parties for the disposal of these materials and waste products, it cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of Carisma’s hazardous materials, Carisma could be held liable for any resulting damages, and any liability could exceed its resources. Carisma also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

Carisma maintains general liability insurance as well as workers’ compensation insurance to cover costs and expenses it may incur due to injuries to its employees resulting from the use of hazardous materials, but this insurance may not provide adequate coverage against potential liabilities. Carisma does not maintain insurance for environmental liability or toxic tort claims that may be asserted against it. In addition, Carisma may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair Carisma’s research, development or production efforts, which could adversely affect its business, financial condition, results of operations or prospects. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

Risks Related to Employee Matters and Managing Growth

Carisma’s future success depends on its ability to retain key executives and experienced scientists and to attract, retain and motivate qualified personnel.

Carisma is highly dependent on the research and development, clinical, financial, operational and other business expertise of its executive officers, as well as the other principal members of its management, scientific and clinical teams. Although Carisma has entered into employment agreements with certain of its executive officers, each of them may terminate their employment with Carisma at any time. Carisma does not maintain “key person” insurance for any of its executives or other employees. Recruiting and retaining qualified scientific, clinical, manufacturing, accounting, legal and sales and marketing personnel will also be critical to Carisma’s success.

The loss of the services of Carisma’s executive officers or other key employees, including temporary loss due to illness, could impede the achievement of its discovery programs, development and commercialization objectives and seriously harm its ability to successfully implement its business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in Carisma’s industry with the breadth of skills and experience required to successfully develop, gain marketing approval of and commercialize products. Competition to hire from this limited pool is intense, and Carisma may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous biopharmaceutical companies for similar personnel. Carisma also experiences competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, Carisma relies on consultants and advisors, including scientific and clinical advisors, to assist it in formulating its discovery, research and development and commercialization strategy. Carisma’s consultants and advisors may be employed by employers other than Carisma and may have commitments under consulting or advisory contracts with other entities that may limit their availability to Carisma. Failure to succeed in clinical trials may make it even more challenging to recruit and retain qualified scientific personnel. Carisma’s success as a public company also depends on implementing and maintaining internal controls and the accuracy and timeliness of its financial reporting. If Carisma is unable to continue to attract and retain high quality personnel, its ability to pursue its growth strategy will be limited.

Carisma expects to expand its development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, it may encounter difficulties in managing its growth, which could disrupt its operations.

Carisma expects to experience significant growth in the number of its employees and the scope of its operations, particularly as it functions as a public company and in the areas of product development, clinical, regulatory affairs, manufacturing and quality control and, if any of its product candidates receives marketing approval, sales, marketing and distribution. To manage Carisma’s anticipated future growth, it must continue to implement and improve its managerial, operational and financial systems, expand its facilities and continue to recruit and train additional qualified personnel. Future growth will impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining and motivating additional employees;

•	managing its internal development efforts effectively, including the clinical and regulatory review process for CT-0508 and other product candidates Carisma is developing or may develop in the future, while complying with its contractual obligations to contractors and other third parties; and

•	improving its operational, financial and management controls, reporting systems and procedures.

Carisma’s future financial performance and its ability to advance development of and, if approved, commercialize CT-0508 and any other product candidate Carisma is developing or may develop in the future will depend, in part, on Carisma’s ability to effectively manage any future growth. Due to Carisma’s limited financial resources and the limited experience of its management team in managing a company with such anticipated growth, Carisma may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. If Carisma does not effectively manage the expansion of its operations, Carisma could experience weaknesses in its infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The expansion of Carisma’s operations also could lead to significant costs and may divert Carisma’s management and business development resources. Any inability to manage growth could delay the execution of Carisma’s business plans or disrupt its operations.

Many of the biopharmaceutical companies, and in particular cell therapy companies, that Carisma competes against for qualified personnel and consultants have greater financial and other resources, different risk profiles and a longer history in the industry than Carisma does. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what Carisma has to offer. If Carisma is unable to continue to attract and retain high-quality personnel and consultants, the rate and success at which Carisma can develop product candidates and operate its business will be limited.

Carisma’s internal computer systems, or those of its collaborators, vendors, suppliers, contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of Carisma’s product development programs.

Carisma’s internal computer systems and those of any collaborators, vendors, suppliers, contractors or consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such systems are also vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by Carisma’s employees, third-party vendors and/or business partners, or from cyber-attacks by malicious third parties. Cyber-attacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyber-attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, unauthorized access to or deletion of files, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information. Cyber-attacks also could include phishing attempts or email fraud to cause payments or information to be transmitted to an unintended recipient.

If Carisma experiences any material system failure, accident, cyber-attack or security that causes interruptions in its operations, it could result in a material disruption of Carisma’s development programs and its business operations, whether due to a loss of its trade secrets or other proprietary information or other similar disruptions. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in Carisma’s marketing approval efforts and significantly increase its costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, Carisma’s data or applications, or inappropriate disclosure of confidential or proprietary information, Carisma could incur liability, its competitive position could be harmed and the further development and commercialization of its product candidates could be delayed.

Carisma’s employees, independent contractors, including principal investigators, consultants and vendors and any third parties it may engage in connection with discovery programs, research, development, regulatory, manufacturing, quality assurance and other pharmaceutical functions and commercialization may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading, which could cause significant liability for Carisma and harm its reputation.

Carisma is exposed to the risk of fraud or other misconduct by its employees, independent contractors, including principal investigators, consultants and vendors and any other third parties it engages. Misconduct by these parties could include intentional, reckless or negligent conduct or unauthorized activities that include failures to comply with FDA regulations or similar regulations of comparable foreign regulatory authorities, provide complete and accurate information to the FDA or comparable foreign regulatory authorities, comply with manufacturing standards, comply with federal and state data privacy, security, fraud and other healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable foreign regulatory authorities, report complete financial information or data accurately or disclose unauthorized activities to Carisma. Misconduct by employees and other third parties could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Carisma’s reputation. This could include violations of HIPAA, other U.S. federal and state law, and requirements of non-U.S. jurisdictions, including the European Union Data Protection Directive. Carisma is also exposed to risks in connection with any insider trading violations by employees or others affiliated with Carisma. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions Carisma takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Carisma from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws, standards, regulations, guidance or codes of conduct. Additionally, Carisma is subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against Carisma, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on Carisma’s business and results of operations, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid, other U.S. federal healthcare programs or healthcare programs in other jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, individual imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of Carisma’s operations.

Risks Related to the Ownership of Carisma’s Common Stock

The market price of Carisma’s common stock may be volatile, and the market price of Carisma’s common stock may drop following the merger.

The market price of Carisma’s common stock following the merger could be subject to significant fluctuations. Some of the factors that may cause the market price of Carisma’s common stock to fluctuate include:

•	results of clinical trials and pre-clinical studies of Carisma’s product candidates, or those of Carisma’s competitors or Carisma’s existing or future collaborators;

•	failure to meet or exceed financial and development projections Carisma may provide to the public;

•	failure to meet or exceed the financial and development projections of the investment community;

•	if Carisma does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by Carisma or its competitors;

•	actions taken by regulatory agencies with respect to Carisma’s product candidates, clinical studies, manufacturing process or sales and marketing terms;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and Carisma’s ability to obtain patent protection for its technologies;

•	additions or departures of qualified scientific and management personnel;

•	significant lawsuits, including patent or stockholder litigation;

•	if securities or industry analysts do not publish research or reports about Carisma’s business, or if they issue adverse or misleading opinions regarding its business and stock;

•	changes in the market valuations of similar companies;

•	general market or macroeconomic conditions or market conditions in the biopharmaceutical sector;

•	sales of securities by Carisma or its stockholders in the future;

•	if Carisma fails to raise an adequate amount of capital to fund its operations and continued development of its product candidates;

•	trading volume of Carisma’s common stock;

•	announcements by competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;

•	adverse publicity relating to product candidates, including with respect to other products in such markets;

•	the introduction of technological innovations or new therapies that compete with the products and services of Carisma; and

•	period-to-period fluctuations in Carisma’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Carisma’s common stock. In addition, a recession, depression or other sustained adverse market event could materially and adversely affect Carisma’s business and the value of its common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies. Furthermore, market volatility may lead to increased shareholder activism if Carisma experiences a market valuation that activists believe is not reflective of its intrinsic value. Activist campaigns that contest or conflict with Carisma’s strategic direction or seek changes in the composition of its board of directors could have an adverse effect on Carisma’s operating results and financial condition.

Carisma will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.

Carisma will incur significant legal, accounting and other expenses as a public company that Carisma did not incur as a private company, including costs associated with public company reporting obligations under the Exchange Act. Carisma’s management team consists of the executive officers of Carisma prior to the merger, some of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise related to public company reporting requirements and compliance with applicable laws and regulations to ensure that Carisma complies with all of these requirements. Any changes Carisma makes to comply with these obligations may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for Carisma to attract and retain qualified persons to serve on the board of directors or on board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

Once Carisma is no longer a “smaller reporting company” or otherwise no longer qualifies for applicable exemptions, Carisma will be subject to additional laws and regulations affecting public companies that will increase Carisma’s costs and the demands on management and could harm Carisma’s operating results.

Carisma will be subject to the reporting requirements of the Exchange Act, which requires, among other things, that Carisma file with the SEC annual, quarterly and current reports with respect to Carisma’s business and financial condition as well as other disclosure and corporate governance requirements. However, as a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K, Carisma may take advantage of certain exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2022 and reduced disclosure obligations regarding executive compensation in Carisma’s periodic reports and proxy statements. Once Carisma no longer qualifies as a smaller reporting company or otherwise no longer qualifies for these exemptions, Carisma will be required to comply with these additional legal and regulatory requirements applicable to public companies and will incur significant legal, accounting and other expenses to do so. If Carisma is not able to comply with the requirements in a timely manner or at all, Carisma’s financial condition or the market price of Carisma’s common stock may be harmed. For example, if Carisma or its independent auditor identifies deficiencies in Carisma’s internal control over financial reporting that are deemed to be material weaknesses, then Carisma could face additional costs to remedy those deficiencies, the market price of Carisma’s stock could decline or Carisma could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Provisions in Carisma’s certificate of incorporation and bylaws and provisions under Delaware law could make an acquisition of Carisma, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove its management.

Provisions in Carisma’s certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control of Carisma that stockholders may consider favorable, including transactions in which its common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Carisma’s common stock, thereby depressing the market price of its common stock. In addition, because Carisma’s board of directors will be responsible for appointing the members of Carisma’s management team, these provisions may frustrate or prevent any attempts by Carisma’s stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of Carisma’s board of directors. Among other things, these provisions:

•	establish a classified board of directors such that only one of three classes of directors is elected each year;

•	allow the authorized number of Carisma’s directors to be changed only by resolution of its board of directors;

•	limit the manner in which stockholders can remove directors from Carisma’s board of directors;

•	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and for nominations to Carisma’s board of directors;

•	limit who may call stockholder meetings;

•	prohibit actions by Carisma’s stockholders by written consent;

•	require that stockholder actions be effected at a duly called stockholders meeting;

•	authorize Carisma’s board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by Carisma’s board of directors; and

•	require the approval of the holders of at least 75% of the votes that all Carisma stockholders would be entitled to cast to amend or repeal certain provisions of Carisma’s certificate of incorporation or bylaws.

Moreover, because Carisma is incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law which prohibits a person who owns 15% or more of Carisma’s outstanding voting stock from merging or combining with Carisma for a period of three years after the date of the transaction in which the person acquired 15% or more of Carisma’s outstanding voting stock, unless the merger or combination is approved in a manner prescribed by the statute.

An active trading market for Carisma’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the merger, there had been no public market for shares of Carisma capital stock. An active trading market for Carisma’s shares of common stock may never develop or be sustained. If an active market for the Carisma’s common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.

Carisma’s executive officers, directors and principal stockholders may have the ability to control or significantly influence all matters submitted to Carisma’s stockholders for approval.

Carisma’s executive officers, directors and principal stockholders, in the aggregate, beneficially own approximately 53.95% of the Carisma’s outstanding shares of common stock. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to Carisma’s stockholders for approval, as well as Carisma’s management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of Carisma’s assets. This concentration of voting power could delay or prevent an acquisition of Carisma on terms that other stockholders may desire.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about Carisma, its business or its market, its stock price and trading volume could decline.

The trading market for Carisma’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of Carisma’s common stock after the completion of the merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, Carisma will not have any control over the analysts or the content and opinions included in their reports. The price of Carisma’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of Carisma or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

Carisma will have broad discretion in the use of the cash and cash equivalents of Carisma as well as the proceeds from the Carisma pre-closing financing and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

Carisma will have broad discretion over the use of the cash and cash equivalents of Carisma and the proceeds from the Carisma pre-closing financing, pursuant to which, immediately prior to the consummation of the merger, certain investors purchased shares of CTx common stock for an aggregate purchase price of approximately $30.6 million, which was converted into the right to receive a number of shares of Carisma common stock equal to the exchange ratio. You may not agree with Carisma’s decisions, and its use of the proceeds may not yield any return on your investment. Carisma’s failure to apply these resources effectively could compromise its ability to pursue its growth strategy and Carisma might not be able to yield a significant return, if any, on its investment of these net proceeds. You will not have the opportunity to influence Carisma’s decisions on how to use its cash resources.

Carisma may be responsible for unwinding contractual relationships related to a strategic transaction with respect to Vicineum, which may adversely impact the business, financial condition and results of operations of Carisma.

On July 15, 2022, Sesen Bio made the strategic decision to voluntarily pause further development of Vicineum in the U.S. and Carisma does not expect to pursue further development of Vicineum for the treatment of non-muscle invasive bladder cancer. Sesen Bio previously entered into various agreements and licenses with licensees, licensors and other counterparties related to the development and/or commercialization of Vicineum. Prior to the consummation of the merger of Carisma and Sesen Bio, Sesen Bio began the process of winding down its operations relating to Vicineum. In connection with a strategic transaction with respect to Vicineum, Carisma may be responsible for unwinding contractual relationships related to Vicineum, which could divert the attention of the management teams and employees of Carisma from day-to-day business, result in liability, impose additional costs and otherwise adversely affect the business and financial condition of Carisma.